                                                                 EXHIBIT 10.57










                           THIRD AMENDED AND RESTATED
                         ACCOUNTS RECEIVABLE MANAGEMENT
                             AND SECURITY AGREEMENT


                           DATED AS OF MARCH 15, 2000


                                       BY


                     TRANSTEXAS GAS CORPORATION, AS BORROWER


                                       AND


                      GMAC COMMERCIAL CREDIT LLC, AS LENDER

                               TABLE OF CONTENTS




1.       (A) General Definitions..................................................................................1

         (B)      Accounting Terms...............................................................................22

         (C)      UCC Terms......................................................................................22

         (D)      Other Terms....................................................................................22


2.       Conditions; Accounts Receivables Management; Loans......................................................22


3.       Repayment...............................................................................................27


4.       Procedure for Revolving Credit Advances.................................................................27


5.       Interest; Fees; Commissions.............................................................................28


6.       Security Interest.......................................................................................31


7.       Representations Concerning the Collateral...............................................................32


8.       Covenants Concerning the Collateral.....................................................................32


9.       Collection and Maintenance of Collateral and Records....................................................34


10.      Inspections.............................................................................................34


11.      Information.............................................................................................35


12.      Additional Representations and Warranties...............................................................36


13.      Covenants...............................................................................................38


14.      Power of Attorney.......................................................................................45


15.      Expenses................................................................................................45


16.      Assignment By Lender....................................................................................46


17.      Waivers.................................................................................................47


18.      Term of Agreement.......................................................................................47


19.      Events of Default.......................................................................................48


20.      Remedies................................................................................................50


21.      Waiver Cumulative Remedies..............................................................................50


22.      Application of Payments.................................................................................51


23.      Depository Accounts.....................................................................................51


24.      Lock Box Accounts.......................................................................................51


25.      Revival.................................................................................................51


26.      Notices.................................................................................................51


27.      Governing Law; Consent to Exclusive Jurisdiction and Waiver of Jury Trial...............................52


28.      Limitation of Liability.................................................................................53


29.      Entire Understanding....................................................................................53


30.      Modification............................................................................................54


31.      Severability............................................................................................54


32.      Captions................................................................................................54


33.      Confidentiality.........................................................................................54


34.      Guarantee...............................................................................................54


35.      Counterparts; Telecopied Signatures.....................................................................58


36.      Construction............................................................................................58

                                    SCHEDULES

Schedule 12(e) - Laws, including environmental laws

Schedule 12(h) - Litigation

Schedule 13(c) - Inventory Locations

Schedule 16 - Consent Required for Assignment

                 THIRD AMENDED AND RESTATED ACCOUNTS RECEIVABLE
                        MANAGEMENT AND SECURITY AGREEMENT

         This Third Amended and Restated Accounts Receivable Management and Security Agreement (the "Third Amended Credit Agreement") is made as of March 15, 2000, by and between GMAC COMMERCIAL CREDIT LLC ("Lender"), having offices at 1290 Avenue of the Americas, New York, New York 10104 and TRANSTEXAS GAS CORPORATION ("TRANSTEXAS" or "Borrower"), having its principal place of business at 1300 North Sam Houston Parkway East, Suite 310, Houston, Texas 77032-2949.

                                   WITNESSETH

         WHEREAS, Borrower and Lender have heretofore entered into an Accounts Receivable Management and Security Agreement dated as of October 6, 1994 (the "Original Credit Agreement"), providing, among other things, for revolving credit advances to be made and letters of credit to be issued by Lender to, or for the account of, Borrower on the terms and subject to the conditions therein set forth;

         WHEREAS, the Original Credit Agreement was amended by an Amended and Restated Accounts Receivable Management and Security Agreement dated as of October 31, 1995, and by a First Amendment to Amended and Restated Accounts Receivable Management and Security Agreement dated as of December 13, 1996, by a Second Amended and Restated Accounts Receivable Management and Security Agreement dated as of October 14, 1997 and a Post-Petition Amendment No. 1 to Financing Agreement dated as of April 19, 1999 (collectively the "Amended Credit Agreement").

         WHEREAS, Borrower has requested that Lender amend the Amended Credit Agreement to reflect the implementation of the Plan of Reorganization of Borrower;

         WHEREAS, Lender is willing to (a) amend the Amended Credit Agreement to reflect the effectiveness of the Plan of Reorganization of Borrower and (b) to restate the Amended Credit Agreement as so amended, all on the terms and subject to the conditions herein set forth.

         NOW, THEREFORE, Borrower and Lender agree that the Amended Credit Agreement is hereby amended and restated, effective as of the Closing Date, to read in its entirety as follows:

         1. (A) General Definitions. When used in this Agreement. the following terms shall have the following meanings:

         "Adjusted Net Assets" of a Guarantor means the lesser of (a) the amount by which the Guarantor's property, at a fair valuation, exceeds the sum of its debts (including unliquidated or contingent debts), (b) the amount by which the present fair salable value of the Guarantor's assets exceeds the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured, (c) the amount by which the Guarantor's assets exceed the maximum amount that would constitute unreasonably small capital for its business, or (d) the amount by which the Guarantor's assets exceed the amount that such Guarantor should reasonably retain to pay its debts (including unliquidated or contingent debts) as they mature.

         "Affiliate" of any Person means (a) any other Person (other than a Subsidiary or an Unrestricted Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or
(b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Alternate Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

         "Ancillary Agreements" means the Letter of Credit Agreement, any Guaranty and all other agreements, instruments, and documents including, without limitation, mortgages, pledges, powers of attorney, consents, assignments, contracts, security agreements, trust agreements, whether heretofore, concurrently, or hereafter executed by or on behalf of Borrower or any Subsidiary or Guarantor and delivered to Lender, relating to this Agreement or any of such Ancillary Agreements or to the transactions contemplated by this Agreement.

         "Asset Sale" means any direct or indirect conveyance, sale, transfer or other disposition (including through damage or destruction for which insurance proceeds are paid or by condemnation), in one or a series of related transactions, of any of the properties, businesses or assets of Borrower or any Guarantor; provided, however, that "Asset Sale" shall not include (i) any disposition of property that is not Collateral, (ii) any disposition of Collateral in accordance with Section 8(a) hereof, or (iii) any pledge or disposition of assets to the extent and only to the extent that it results in the creation of a Permitted Lien.

         "Attributable Indebtedness" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest of 9%) of the Capitalized Lease Obligation during the remaining term of the Capital Lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Availability" means the lesser of (x) the Maximum Loan Amount, or (y) the Formula Amount, less the total amount, without duplication, of outstanding
(i) Revolving Credit Advances and other amounts charged or chargeable to Borrower's account hereunder, plus (ii) Letter of Credit Liabilities.

         "Bank" means The Bank of New York.

         "Borrower Entity(ies)" means, individually or collectively, Borrower and each of its Subsidiaries.

         "Business Day" means any day other than a day on which commercial banks in New York or Texas are authorized or required by law to close.

         "Capital Expenditures" of a Person means expenditures (whether paid in cash or accrued as a liability) by such Person or any of its Subsidiaries that, in conformity with GAAP, are or would be included in "capital expenditures," "additions to property, plant or equipment" or comparable items in the consolidated financial statements of such Person consistent with prior accounting practices.

         "Capital Lease" as applied to any Person means the lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated), of such Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including without limitation each class of common stock and preferred stock of such Person if such Person is a corporation and each general and limited partnership interest or other equity interest of such Person if such Person is a partnership.

         "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board as in effect on the Closing Date), and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

         "Cash Equivalents" means (a) Dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (c) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any Eligible Institution, (e) commercial paper rated "P-1," "A-1" or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, respectively, and in each case maturing within one year after the date of acquisition, (f) shares of money market funds that invest solely in Dollars and securities of the types described in clauses (a) through (e) above,
(g) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (c) above or an Eligible Institution, provided, however, that such deposits and certificates support bonds, letters of credit and other similar types of obligations incurred in the ordinary course of business, (h) deposits, including deposits denominated in foreign currency, with any Eligible Institution; provided, however, that all such deposits do not exceed $10 million in the aggregate at any one time, and

(i) demand or fully insured time deposits used in the ordinary course of business with commercial banks insured by the Federal Deposit Insurance Corporation.

         "Change of Control" means the occurrence of the following event: during any period of three consecutive years or less beginning at or after 11:59 p.m., New York, New York time on the Closing Date, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors (a) whose election by such Board of Directors during such period or whose nomination by such Board of Directors, for election by the stockholders of Borrower during such period, was made or approved by a vote of not less than 60% of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election during such period was previously so approved, or (b) in the case of the Class B Director, elected during such period by the holders of the Class B Common Stock voting separately as a class in such election) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office.

         "Chapter 11 Proceeding" means that proceeding under Chapter 11, title 11 of the United States Code commenced by the filing of a voluntary petition thereunder by Borrower in the United States Bankruptcy Court for the District of Delaware on April 19, 1999, and transferred to the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

         "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of Borrower.

         "Class B Director" means the Person elected to the Board of Directors of Borrower by the holders of the Class B Common Stock voting separately as a class in such election.

         "Closing Date" means March 15, 2000 or such other date as may be agreed upon by the parties hereto.

         "Collateral" means and includes:


               (i)  all Inventory;

               (ii) all Receivables; and

               (iii) all products and proceeds of the foregoing (i) and (ii).

         "Consolidated Coverage Ratio" means for any period, the ratio of (i) the sum of Consolidated EBITDA of Borrower for such period, plus the net proceeds received by Borrower and its consolidated Subsidiaries in respect of Indebtedness for borrowed money (other than Indebtedness under this Agreement or the Oil & Gas Credit Facility) incurred during such period, plus, without duplication, the net proceeds received by Borrower and its consolidated Subsidiaries from asset sales (other than sales of Inventory and Hydrocarbons in the ordinary course of business) consummated during such period, to (ii) the sum of Consolidated Interest Expense of Borrower for such period, plus Capital Expenditures of Borrower during such period, plus required principal payments by Borrower and its consolidated Subsidiaries on Indebtedness for borrowed money (other than Indebtedness under this Agreement or the Oil & Gas Credit Facility) during such period, plus cash dividends.

         "Consolidated EBITDA" of any Person for any period, unless otherwise defined herein, means (a) the Consolidated Net Income of such Person for such period, plus (b) the sum, without duplication (and only to the extent such amounts are deducted from net revenues in determining such Consolidated Net Income), of (i) the provision for income taxes for such period, for such Person and its consolidated Subsidiaries, (ii) depreciation, depletion, and amortization of such Person and its consolidated Subsidiaries for such period, and (iii) Consolidated Fixed Charges of such Person for such period, determined in each case, on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" on any date (the "Transaction Date") means, with respect to any Person, the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of such Person (attributable to continuing operations and businesses and exclusive of the amounts attributable to operations and businesses discontinued or disposed of, on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period) for the Reference Period to (ii) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to discontinued operations and businesses on a pro forma basis as if such operations and businesses were discontinued or disposed of on the first day of the Reference Period, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, however, that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (a) the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period (b) the incurrence of any Indebtedness or issuance of Disqualified Capital Stock during the Reference Period or subsequent thereto and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (c) Consolidated Interest Expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to a Swap Obligation (that remains in effect for the 12-month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (d) if Borrower or any Subsidiary of Borrower has repaid, repurchased, defeased or otherwise discharged any Indebtedness or Disqualified Capital Stock since the beginning of the period measured by the four full fiscal quarters ended immediately before the Transaction Date or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the Transaction Date, EBITDA and Consolidated Fixed Charges for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Borrower or such Subsidiary has not earned the interest income which has actually accrued during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness.

         "Consolidated Fixed Charges" of any Person for any period means (without duplication) the sum of (i) Consolidated Interest Expense of such Person for such period, (ii) dividend requirements of such Person and its Consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation, (iii) one-third of the Consolidated Operating Lease Obligations for such period, and (iv) fees paid, accrued, or scheduled to be paid or accrued during such period by such Person and its Subsidiaries in respect of performance bonds or other guarantees of payment. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective federal, state, local and foreign income tax rate of such Person and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Fixed Charges.

         "Consolidated Interest Expense" of any Person means, for any period, the aggregate interest (without duplication), whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period in respect of all Indebtedness of such Person and its Consolidated Subsidiaries (including
(i) amortization of deferred financing costs and original issue discount and non-cash interest payments or accruals, (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, and (iii) all commissions, discounts, other fees, and charges owed with respect to letters of credit and banker's acceptance financing and costs associated with Swap Obligations, in each case to the extent attributable to such period determined on a consolidated basis in accordance with GAAP). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and (y) Consolidated Interest Expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person other than with respect to Indebtedness of such Person or a Subsidiary of such Person shall be deemed to be the interest expense attributable to the item guaranteed.

         "Consolidated Net Income" of any Person for any period means the net income (loss) of such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP, plus asset impairment charges, less (without duplication) (i) all extraordinary, unusual and nonrecurring gains (but not losses), (ii) the net income, if positive, of any other Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but not in excess of such Person's pro rata share of such other Person's aggregate net income earned during such period or earned during the immediately preceding period and not distributed during such period, (iii) the net income, if positive, of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and (iv) the net income, if positive, of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Subsidiary.

         "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

         "Continuation Notice" means a notice of continuation duly executed by an authorized officer of Borrower substantially in the form of Exhibit I hereto.

         "Contract Rate" means an interest rate per annum equal to the sum of
(i) the Alternate Base Rate plus (ii) one percent (1%); provided, however, the Contract Rate shall not at any time exceed the Highest Lawful Rate or be less than 6%.

         "Court Order" means the order of the Bankruptcy Court, in form and substance acceptable to Lender in its sole and absolute discretion, authorizing Borrower, inter alia, to enter into this financing arrangement with Lender.

         "Credit Risk" means the risk of loss resulting solely and exclusively from a Customer's financial inability to pay at maturity with respect to any Receivable constituting collateral hereunder.

         "Customer" means and includes the account debtor with respect to any Receivable and/or any party who enters into any contract or other arrangement with Borrower pursuant to which Borrower is to deliver any personal property or perform any services.

         "Default Rate" means a rate equal to two (2%) percent per annum in excess of the Contract Rate, or the Overadvance Rate, as the case may be.

         "Dispute" means any cause asserted for nonpayment of Receivables, including, without limitation any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence (other than returns, discounts, offsets, claims, credits and allowances against such Receivables as provided in clause (n) of the definition of Eligible Receivables).

         "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the maturity date of the Indenture Notes.

         "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

         "Drilling Program" means any current or future arrangement between the Borrower or any Subsidiary of the Borrower and another Person pursuant to which
(i) such Person agrees to drill, complete or perform operations to enhance recovery from, a well or wells on mineral interests owned by the Borrower or such Subsidiary and (ii) the Borrower or such Subsidiary agrees to convey or assign to such person an interest in such well or wells in accordance with clause (e) of the definition of "Permitted Liens."

         "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500,000,000, that is rated "A" (or higher) according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.) at the time as of which any investment or rollover therein is made.

         "Eligible Inventory" means Inventory used in the Borrower's oil and gas drilling, and production business which Lender, in the exercise of its reasonable discretion, determines: (a) is subject to the security interest of Lender and is subject to no other Liens whatsoever (other than Permitted Liens);
(b) is in good condition and meets all standards imposed by any governmental agency, or any department or division thereof having regulatory authority over such Inventory, its use or sale including but not limited to the Federal Fair Labor Standards Act of 1938 as amended, and all rules, regulations and orders thereunder; (c) is currently either usable or salable in the normal course of Borrower's oil and gas drilling and production business; (d) is located in a location listed on Schedule 13(c) attached hereto, as amended from time to time; and (e) is not determined by Lender, in the exercise of its reasonable discretion, to be ineligible for any other reason.

         "Eligible Receivables" means and includes each Receivable which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Customer and there shall not have been asserted any Dispute (provided that such Receivable shall be deemed ineligible only to the extent of such Dispute); (d) continues to be in full conformity with the representations and warranties made by Borrower to Lender with respect thereto; (e) Lender is, and continues to be, satisfied in its reasonable discretion with the credit standing of the Customer in relation to the amount of credit extended; (f) is or by the 15th day of the following month will be documented by an invoice in a form approved by Lender and shall not be unpaid more than 45 days from invoice date with respect to the sale of condensate and 60 days from invoice date with respect to the sale of gas or more than 30 days from due date with respect to the sale of condensate or gas; (g) less than 25 % of the unpaid amount of invoices due from such Customer remain unpaid more than 45 days from invoice date with respect to the sale of condensate and 60 days from invoice date with respect to the sale of gas or more than 30 days from due date with respect to the sale of condensate or gas; (h) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Receivable unless such instrument is duly endorsed to and in possession of Lender or represents a check in payment of a Receivable; (i) if the Customer is located outside of the United States, the goods which gave rise to such Receivable were shipped after receipt by Borrower from or on behalf of the Customer of an irrevocable letter of credit, assigned and delivered to Lender and confirmed by a financial institution acceptable to Lender and in form and substance acceptable to Lender in its sole and absolute discretion, payable in the full amount of the Receivable in United States dollars at a place of payment located within the United States; (j) such Receivable is not subject to any Lien, other than Permitted Liens; (k) does not arise out of transactions with any employee, officer, agent, director or stockholder or any Subsidiary of Borrower; (l) is payable to Borrower, (m) does not arise out of a bill and hold sale prior to shipment and, if the Receivable arises out of a sale to any Person to which Borrower is indebted, the amount of such Indebtedness, and any anticipated Indebtedness, is deducted in determining the face amount of such Receivable; (n) is net of any returns, discounts, claims, offsets, credits and allowances; (o) if the Receivable arises out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them, Borrower has so notified Lender, in writing, prior to the creation of such Receivable, and, if Lender so requests, there has been compliance with any governmental notice or approval requirements, including without limitation, compliance with the Federal Assignment of Claims Act; (p) is a good and valid account representing an bona fide obligation incurred by the Customer therein named, for a fixed sum as is or will be set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by Borrower or work, labor and/or services rendered by Borrower;
(q) if such Receivable at such time is not evidenced by an invoice, Borrower has a purchase order, confirmation, contract or other written evidence of the existence of an agreement with the Customer giving rise to such Receivable; (r) if such Receivable arose from the sale of Hydrocarbons by the Borrower, the Borrower was the owner of such Hydrocarbons or was contractually entitled to sell such Hydrocarbons immediately prior to such sale and such Receivable was invoiced by Borrower and (s) is otherwise satisfactory to Lender as determined in good faith by Lender in its reasonable discretion.

         "Event of Default" means the occurrence of any of the events set forth in Section 19.

         "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by The Bank of New York from three Federal funds brokers of recognized standing selected by The Bank of New York.

         "Formula Amount" shall have the meaning set forth in Section 2(c).

         "GAAP" means generally accepted accounting principles, practices and procedures in effect from time to time.

         "GMACCC" means GMAC Commercial Credit LLC.

         "Guarantor" means (i) each Material Subsidiary of Borrower joining in the execution of this Agreement for the purposes of evidencing its Guaranty and of agreeing to bound by the terms of this Agreement, (ii) each Material Subsidiary of Borrower that becomes (or is required to become) a Guarantor of the Obligations of Borrower under this Agreement in accordance with Section 34, and (iii) each Material Subsidiary of Borrower executing a joinder agreement in which such Material Subsidiary agrees to become and be a Guarantor of the obligations of Borrower under this Agreement and to be bound by the terms of this Agreement.

         "Guaranty" means the guaranty of the Obligations made by each Guarantor in favor of Lender as provided in Section 34 of this Agreement.

         "Hazardous Substance" means, without limitation, any flammable explosives, radon, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et. seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

         "Hedging Subsidiary" means a Subsidiary of the Borrower which engages solely in the business of facilitating Hedging Transactions which constitute Permitted Hedging Transactions.

         "Hedging Transaction" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by Borrower or any of its Subsidiaries as part of its normal business operations as a risk management strategy or hedge against adverse changes in market conditions in the oil and natural gas industry.

         "Highest Lawful Rate" means, as of a particular date, the maximum nonusurious interest rate that may under applicable law then be contracted for, charged or received by the Lender in connection with its Loans.

         "Hydrocarbons" means oil, gas, condensate and natural gas liquids.

         "Incipient Event of Default" means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

         "Indebtedness" means, with respect to any Person, without duplication
(i) all liabilities contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property acquired by such Person or services received by such Person (other than long-term service or supply contracts which require minimum periodic payments), (c) evidenced by bankers' acceptances or similar instruments issued or accepted by banks or Swap Obligations, (d) for the payment of money relating to a Capitalized Lease Obligation, and (e) the Attributable Indebtedness associated with any Sale and Leaseback Transaction; (ii) reimbursement obligations of such Person with respect to letters of credit;
(iii) all liabilities of others of the kind described in the preceding clause
(i) or (ii) that such Person has guaranteed or that is otherwise its legal liability (to the extent of such guaranty or other legal liability) other than for endorsements, with recourse, of negotiable instruments in the ordinary course of business; (iv) all obligations secured by a Lien (other than Permitted Liens, except to the extent the obligations secured by such Permitted Liens are otherwise included in clause (i), (ii) or (iii) of this definition and are obligations of such Person) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, regardless of whether the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability (but, if such obligations are not assumed by such Person or are not otherwise such Person's legal liability, the amount of such Indebtedness shall be deemed to be limited to the fair market value of such property or assets determined as of the end of the preceding fiscal quarter); and (v) any and all deferrals, renewals, extensions, refinancings, and refundings (whether direct or indirect) of, or amendments, modifications, or supplements to, any liability of the kind described in any of the preceding clauses (i) through (iv) regardless of whether between or among the same parties; provided, however, that, notwithstanding the foregoing, "Indebtedness" shall include obligations related to Drilling Production Payments, whether denominated as Dollar-Denominated Production Payments or Volumetric Production Payments, but shall not include Dollar-Denominated Production Payments or Volumetric Production Payments related to Drilling Programs.

         "Indenture" means the Indenture dated as of the date hereof by Borrower, Galveston Bay Pipeline Company, Galveston Bay Processing Corporation and Trustee, for $200,000,000 of Senior Secured Notes due 2004, as the same may be amended, supplemented or modified from time to time.

         "Intercreditor Agreement" means the intercreditor agreement dated as of March, 2000 by and among Lender, Trustee and GMACCC as agent for the lenders under the Oil & Gas Credit Facility

         "Inventory" means and includes, as to any Person, all of such Person's now owned or hereafter acquired "Inventory" as such term is defined in Article 9 of the Uniform Commercial Code in the State of New York including, without limitation, all of such person's now owned or hereafter acquired casing, drill pipe and other supplies accounted for as inventory (whether or not constituting equipment for purposes of any applicable Uniform Commercial Code) by such Person on its financial statements (excluding any Hydrocarbons), all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence, and computer files, tapes, disks and related data processing software that at any time evidence or contain information relating to the foregoing.

         "Inventory Advance Rate" shall have the meaning set forth in the definition of Inventory Availability.

         "Inventory Availability" means the amount of Revolving Credit Advances against Eligible Inventory Lender may from time to time in its sole and absolute discretion during the Term make available to the Borrower up to the lesser of
(a) $1,000,000 or (b) 50% ("Inventory Advance Rate") of the value of the Eligible Inventory (calculated on the basis of the lower of cost or market, on a first-in first-out basis).

         "Investment" by any Person in or with respect to any other Person means
(a) the acquisition (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) and (without duplication) any amount committed to be advanced, lent or extended to such other Person; (c) the entering into of any guarantee (other than any Guaranty hereunder) of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the entering into of any Interest Swap Obligation with such other Person; or (e) the making of any capital contribution by such Person to such other Person.

         "Investment Grade Rating" means, with respect to any Person or an issue of debt securities or preferred stock, a rating in one of the four highest letter rating categories (without regard to "+" or "-" or other modifiers) by any rating agency or if any such rating agency has ceased using such letter rating categories or the four highest of such letter rating categories are not considered to represent "investment grade" ratings, then the comparable "investment grade" ratings (as designated by any such rating agency).

         "Letter of Credit" shall have the meaning set forth in Section 2(j).

         "Letter of Credit Agreement" shall have the meaning set forth in
Section 2(j).

         "Letter of Credit Liabilities" shall mean, at any time, with respect to any Letter of Credit then in effect, the sum of (i) the undrawn face amount of such Letter of Credit plus (ii) the aggregate unpaid amount, if any, of all obligations of the Borrower then due and payable to reimburse the issuing bank and the Lender in respect of drawings under such Letter of Credit which have not been reimbursed.

         "Letter of Credit Sublimit" shall have the meaning set forth in Section 2(j).

         "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

         "Loan Year" means each period of 12 consecutive months commencing on the Closing Date and ending on the day prior to each anniversary thereof.

         "Loans" means the Revolving Credit Advances and all other extensions of credit hereunder.

         "Material Subsidiary" means, at any particular time, any Subsidiary that, together with its Subsidiaries, was the owner of more than 5% of the consolidated assets of the Borrower and its Subsidiaries at the end of the most recent fiscal year of the Borrower, as shown on the consolidated financial statements of the Borrower and its Subsidiaries for such fiscal year.

         "Matured Funds Rate" means the rate of interest per annum equal to the lesser of (i) the Federal Funds Rate from time to time or (ii) the difference of the Prime Rate from time to time minus 3%, such Matured Funds Rate to be adjusted automatically on the effective date of any change in such rates as determined by Lender.

         "Maximum Loan Amount" at any time means $15,000,000.

         "Obligations" means and includes all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender (or any corporation that directly or indirectly controls or is controlled by or is under common control with Lender) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising, under or as a result of this Agreement and the Ancillary Agreements including, without limitation, all interest, charges or any other payments Borrower is required to make by law or otherwise, together with all reasonable expenses and reasonable attorneys' fees chargeable to Borrower's account or incurred by Lender in connection with Borrower's account whether provided for herein or in any Ancillary Agreement and including obligations due to the lenders in connection with the Oil & Gas Credit Facility in an amount equal to the O&G Reserve.

         "Oil & Gas Credit Facility" means the Oil & Gas Revolving Credit and Term Loan Agreement dated the date hereof among Lender, the other financial institutions party thereto, Lender as agent for itself and such other financial institutions, and Borrower, pursuant to which a $30,000,000 revolving credit facility and a $22,500,000 term loan facility is made available to Borrower, as the same may be amended or supplemented from time to time.

         "O&G Reserve" shall mean $500,000 on the Closing Date, increased by $500,000 on the fifteenth day of each month thereafter to a maximum of $2,500,000 unless, following receipt by Lender of the audited year end financial statements for the fiscal year ending January 31, 2001, there would be no event of default in existence under the Oil & Gas Credit Facility or event which, with the passage of time, or giving of notice, or both, would constitute an event of default thereunder, in which case the O&G Reserve shall be permanently reduced to $0.

         "Overadvance" means the amount by which the sum of the outstanding balance of Loans (including the aggregate of the then outstanding Letter of Credit Liabilities) exceeds the lesser of (x) the Maximum Loan Amount or (y) the Formula Amount.

         "Overadvance Rate" means a rate equal to one and one-half percent (1.50%) per annum in excess of the Contract Rate.

         "Permitted Hedge Transactions" means non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions) engaged in by Borrower or any of its Subsidiaries as part of its normal business operations as a risk-management strategy or hedge against adverse changes in market conditions in the oil and natural gas industry; provided, that such transactions do not, on a monthly basis, relate to more than 90% of the Borrower's average net oil and natural gas production per month for the most recent 3-month period measured at the time of incurrence; and provided, further, that, at the time of such transaction (i) the counterparty to any such transaction is an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating or (ii) such counterparty's obligation pursuant to such transaction is unconditionally guaranteed in full by, or secured by a letter of credit issued by, an Eligible Institution or a Person that has an Investment Grade Rating or has an issue of debt securities or preferred stock outstanding with an Investment Grade Rating.

         "Permitted Investment" means, when used with reference to Borrower and its Subsidiaries:

               (i) trade credit extended to Persons in the ordinary course of business;

               (ii) purchases of Cash Equivalents;

               (iii) Investments by Borrower or its wholly owned Subsidiaries in wholly owned Subsidiaries of Borrower;

               (iv) Swap Obligations;

               (v) the receipt of Capital Stock in lieu of cash in connection with the settlement of litigation;

               (vi) advances to officers and employees in connection with the performance of their duties in the ordinary course of business in an amount not to exceed $500,000 in the aggregate outstanding at any time;

               (vii) margin deposits in connection with Permitted Hedging Transactions;

               (viii) Investments and expenditures made in the ordinary course of business by Borrower and its Subsidiaries, and of a nature that, at the time of expenditure, is customary in the oil and gas business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil or gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties; provided, however, that in the case of any joint venture engaged in processing, gathering, marketing or transporting oil or gas, (1) all Debt of such joint venture that would not otherwise constitute Debt of one of Borrower Entities shall be deemed Debt of Borrower in proportion to its direct or indirect ownership interest in such joint venture, and (2) such joint venture shall be reasonably anticipated, at the time of Investment, to enhance the value of the reserves of Borrower Entities or marketability of production from such reserves;

               (ix) the Guaranty and any guaranty by Borrower or any Subsidiary of Borrower that is permitted under Section 13(d);

               (x) deposits permitted by the definition of Permitted Liens or any extension, renewal, or replacement of any of them,

               (xi) an Investment in Capital Stock resulting from an Asset Sale pursuant to Section 6.2 of the Oil & Gas Credit Facility,

               (xii) any Guaranty by Borrower of the obligations of any wholly owned Subsidiary of Borrower to the extent such obligations so guaranteed (A) do not constitute Indebtedness unless and only to the extent such Indebtedness is otherwise permitted under Section 13(d), and (B) except to the extent such obligations constitute Indebtedness otherwise permitted under Section 13(d), such obligations are of the type customarily incurred by such wholly owned Subsidiary in favor of third parties in the ordinary course of conducting its Related Business, or

               (xiii) other Investments, provided, however, that such Investments do not exceed $1 million in the aggregate at any time.

         "Permitted Liens" means:

               (a) Liens imposed by Governmental Bodies for taxes, assessments, or other Charges not yet due or which are being contested in good faith and by appropriate proceedings, if (1) adequate reserves with respect thereto are maintained on the books of any of the Borrower Entities in accordance with GAAP and (2) such Liens other than with respect to Permitted Prior Liens that do not prime the Liens of Agent on the Collateral;

               (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided, however, that (1) the underlying obligations are not overdue for a period of more than 45 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of Borrower Entities in accordance with GAAP;

               (c) pledges of assets or deposits of cash or Cash Equivalents to secure (1) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the PV10 indicated on Borrower's most recent Proved Reserve Report (as defined in the Oil & Gas Credit Facility) at the time such pledges or deposits are made, (2) appeal or supercedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or
(3) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

               (d) Liens encumbering customary initial deposits and margin deposits of cash and Cash Equivalents securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

               (e) pledges of cash and Cash Equivalents to secure margin obligations, settlement obligations, reimbursement obligations or letters of credit in connection with Permitted Hedging Transactions; provided, however, that, at the time such pledge is made (or, if such pledge secures future Permitted Hedging Transactions, at the time any such Permitted Hedging Transaction is entered into), the maximum aggregate exposure under such Permitted Hedging Transactions does not exceed the greater of (1) $10 million or
(2) 5% of the PV10 indicated on Borrower's then most recent Proved Reserves Report (as defined in the Oil & Gas Credit Facility);

               (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

               (g) Liens securing (1) Allowed Priority Tax Claims under the Plan, (2) Allowed Claims in classes 2, 5, 6A or 6B under the Plan, (3) Debt incurred pursuant to Section 6.3(j) of the Oil & Gas Credit Facility, or (4) refinancing Indebtedness incurred pursuant to Section 6.3(f) of the Oil & Gas Credit Facility with respect to Liens described in subsections (1), (2) or (3) of this clause (g);

               (h) Liens granted on Equipment to the extent granted to secure Indebtedness incurred pursuant to Section 13(d) in a manner satisfactory to Lender under this Agreement and Agent under the Oil & Gas Credit Facility, as the case may be;

               (i) Liens granted in connection with the Presale of Gas;

               (j) Liens created on or Production Payments granted with respect to undivided interests in, acreage drilled or to be drilled pursuant to Drilling Programs, on Hydrocarbons produced therefrom and on the proceeds of such Hydrocarbons to secure or to provide provision for payment of the Borrowed Obligations under such Drilling Programs, provided, however, that (1) the number of wells included in such program commenced in any fiscal year does not exceed 30 per fiscal year (plus the number of wells included in programs commenced in prior years but not yet completed),
(2) such obligations are limited to a percentage of production from such wells,
(3) such Liens survive only until the Person to whom such Lien was granted has received production with a value equal to the costs, expenses and fees related to property and services provided or paid for by such Person plus an agreed-upon interest component, and (4) such Liens secure obligations that are nonrecourse to each of Borrower or its Subsidiaries;

               (k) Liens on the assets of any entity existing at the time such assets are acquired by any of Borrower Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (1) are not created, incurred or assumed in contemplation of such assets being acquired by any of Borrower Entities and (2) do not extend to any other assets of any of Borrower or its Subsidiaries;

               (l) any extension, renewal, or replacement of Liens created pursuant to any of clauses (a) through (f), (i) through (k), or (o) and (p) of this definition, provided, however, that such Liens would have otherwise been permitted under such clauses, and provided further, that the Liens permitted by this clause (n) do not secure any additional Indebtedness or encumber any additional property;

               (m) Liens constituting of securing (1) Royalty Payment Obligations referred to in clause (iii) of the definition of such term and (2) Drilling Production Payments;

               (n) Liens on the assets of any of the Borrower Entities in favor of another Borrower Entity;

               (o) Liens on the proceeds of any property subject to a Permitted Lien or on deposit accounts containing any such proceeds;

               (p) Liens (including extensions and renewals thereof) on real or personal property, acquired after the Closing Date ("New Property"); provided, however, that (1) such Lien is created solely for the purpose of securing Indebtedness incurred to finance the cost (including the cost of improvements or construction) of New Property subject thereto and such Lien is created prior to or within six months after the later of the acquisition, the completion of construction, or the commencement of full operation of such New Property, (2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and
(3) any such Lien shall not extend to or cover any property or assets other than such item of New Property, any improvements on such New Property and any throughput, capacity or similar agreements related to the operation of such New Property;

               (q) Liens under this Agreement; and

               (r) Liens securing the Oil & Gas Credit Facility.

         "Permitted Prior Liens" means:


               (a) Liens imposed by Governmental Bodies for taxes, assessments, or other Charges consisting of severance taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of any of the Borrower Entities in accordance with GAAP

               (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, mineral interest owners, or other like Liens arising by operation of law in the ordinary course of business, provided, however, that (1) the underlying obligations are not overdue for a period of more than 45 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of any of Borrower Entities in accordance with GAAP; provided, further, that no further action must be taken by the holders of such liens in order to obtain priority over the liens of Agent or the Collateral;

               (c) pledges or deposits of cash or Cash Equivalents to secure (1) the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations or letters of credit in support of such bonds) in an aggregate amount not in excess of 5% of the PV10 indicated on Borrower's most recent Proved Reserve Report at the time such pledges or deposits are made, (2) appeal or supercedeas bonds (or to secure reimbursement obligations or letters of credit in support of such bonds) in an amount not to exceed $10 million at any one time outstanding, or (3) pledges or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security legislation, property insurance and liability insurance;

               (d) Liens encumbering customary initial deposits and margin deposits of cash or Cash Equivalents securing Swap Obligations or Permitted Hedging Transactions and Liens encumbering contract rights under Permitted Hedging Transactions;

               (e) Liens on the assets of any entity existing at the time such assets are acquired by any of Borrower Entities, whether by merger, consolidation, purchase of assets or otherwise so long as such Liens (1) are not created, incurred or assumed in contemplation of such assets being acquired by any of Borrower Entities and (2) do not extend to any other assets of any of Borrower or its Subsidiaries;

               (f) Liens on the proceeds of any property subject to a Permitted Prior Lien to the extent the holder of such Lien has done all acts necessary to maintain its priority claim to such proceeds;

               (g) Liens (including extensions and renewals thereof) on Inventory acquired after the Closing Date ("New Property"); provided, however, that (1) such Lien is created solely for the purpose of securing Debt incurred to finance the cost of acquiring the New Property subject thereto and such Lien is concurrent with the acquisition of such New Property, (2) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost including costs and fees related to the financing thereof, and (3) any such Lien shall not extend to or cover any property or assets other than such item of New Property, and (4) the holder of such Lien has done all acts necessary to maintain its priority claim with respect to such Lien;

               (h) Liens with respect to which Agent has released or subordinated the Lien of the Security Documents in accordance with the terms of this Agreement;

               (i) any extension, renewal, or replacement of Permitted Prior Liens, provided, however, that such Liens would have otherwise been Permitted Prior Liens, and provided further, that the Liens described by this clause (i) do not secure any additional Debt or encumber any additional property and the holder of such Lien has done all acts necessary to maintain its priority claim with respect to such Lien.

         "Permitted Production Payment Obligations" means Volumetric Production Payments and Dollar-Denominated Production Payments each as permitted to be made under the Indenture, and similar burdens on the property of Borrower to the extent such burdens are limited in recourse to (x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties, and (z) the proceeds of such Hydrocarbons.

         "Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         "Presale of Gas" means any advance payment agreement or other arrangement pursuant to which Borrower or any Guarantor having received full payment of the purchase price for a specified quantity of Hydrocarbons prior to the first scheduled date of delivery, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons to the purchaser of such Hydrocarbons pursuant to and during the term of such agreement or arrangement, provided, however, that the term "Presale of Gas" shall not include (i) any such agreement or other arrangement covering deliveries of Hydrocarbons for a period not exceeding three calendar months and pursuant to which Borrower or such Guarantor has received full payment of the purchase price within 120 days of the last scheduled date of delivery, (ii) a transaction to the extent and only to the extent that it results in the creation of any Permitted Lien under clauses (e) or (h) of the definition of "Permitted Liens," (iii) Permitted Hedging Transactions or (iv) an asset sale of Hydrocarbon reserves.

         "Prime Rate" means the prime commercial lending rate of the Bank as publicly announced in New York, New York to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged to any particular class or category of customers.

         "Qualified Capital Stock" means any Capital Stock of the Borrower that is not Disqualified Capital Stock.

         "Receivables" means and includes any and all of a Person's now owned or hereafter acquired "accounts" as such term is defined in Article 9 of the Uniform Commercial Code in the State of New York, all products and proceeds thereof, and all books, records, ledger cards, files, correspondence, and computer files, tapes, disks or software that at anytime evidence or contain information relating to the foregoing.

         "Receivables Advance Rate" shall have the meaning set forth in the definition of Receivables Availability.

         "Receivables Availability" means the sum of (x) 85% of the face amount of Eligible Receivables arising from the sale of condensate and oil plus (y) 55% of the face amount of Eligible Receivables arising from the sale of gas provided that in calculating Receivables Availability there shall be deducted from the face amount of Eligible Receivables an amount equal to of such reserves as Lender deems appropriate in its sole and absolute discretion in connection with any material claim asserted or threatened against Lender or of which Lender becomes aware due to material facts leading Lender to reasonably believe that an action or claim may be asserted against Lender arising out of or relating to this financing arrangement, including but not limited to, amounts which lessors, royalty holders, working interest holders and other Persons would be entitled to assert are secured by a UCC 9.319 Lien on the Receivables or proceeds thereof, whether or not such lessors, royalty holders, working interest holders or Persons, or any of them, have asserted or claimed any such UCC 9.319 Lien.

         "Related Business" means (i) the exploration for, acquisition of, development of, production, transportation, gathering, marketing and processing (in connection with natural gas and natural gas liquids only) of, crude oil, natural gas, condensate, and natural gas liquids; provided, however, that the Related Business shall not include any refining or distilling of Hydrocarbons other than processing and fractionating natural gas and natural gas liquids,
(ii) the drilling and energy services business and pipeline services business,
(iii) owning and operating a Hedging Subsidiary, or (iv) owning or operating facilities designed for separation, dehydration, treatment, stabilization, processing or storage of Hydrocarbons and related operations.

         "Reports" shall have the meaning set forth in Section 15.

         "Reserve Report" means a report prepared by independent petroleum engineers with respect to Hydrocarbon reserves in accordance with guidelines published by the SEC.

         "Revolving Credit Advances" shall have the meaning set forth in Section 2(c).

         "Royalty Payment Obligations" means (i) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests and production payments, (ii) the interests of others in pooling or unitization agreements, production sales contracts and operating agreements, (iii) Liens arising under, in connection with or related to farm-out, farm-in, joint operating or area of mutual interest agreements or other similar or customary arrangements, agreements or interests, and (iv) similar burdens on the property of the Borrower or any Subsidiary of the Borrower, each as incurred in the ordinary course of business and to the extent such burdens are limited in recourse to (x) the properties subject to such interests or agreements, (y) the Hydrocarbons produced from such properties and
(z) the proceeds of such Hydrocarbons.

         "Sale and Leaseback Transaction" means an arrangement relating to property owned on the Closing Date or thereafter acquired whereby the Borrower or a Subsidiary of the Borrower transfers such property to a Person and leases it back from such Person pursuant to a Capital Lease.

         "SEC" means the Securities and Exchange Commission.

         "Senior Indebtedness" means, with respect to any Person, any Indebtedness that is not Subordinated Indebtedness.

         "Services Agreement" means that certain Services Agreement of even date herewith between Borrower and TNGC Holdings Corporation.

         "Settlement Date" means one (1) Business Day after the day on which the applicable Receivable is actually collected by Lender.

         "Subordinated Indebtedness" means Indebtedness of Borrower that (i) requires no payment of principal prior to or on the date on which the Term is scheduled to end and (ii) is subordinate and junior in right of payment to the Obligations in the event of a liquidation.

         "Subsidiary" with respect to any Person, means (i) a corporation at least fifty percent of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) a partnership in which such Person or a subsidiary of such Person is, at the time, a general partner of such partnership and has more than 50% of the total voting power of partnership interests entitled (without regard to the occurrence of any contingency) to vote in the election of managers thereof, or (iii) any other Person (other than a corporation or partnership) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has (x) at least a fifty percent ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person; provided, however, that "Subsidiary" shall not include any Unrestricted Subsidiary of such Person or an entity that would be a "Subsidiary" hereunder only because of an investment in such entity by Borrower or its Subsidiaries in accordance with clause (ix) of the definition of "Permitted Investment."

         "Swap Obligation" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions or one or more futures exchanges in the ordinary course of business and not for purposes of speculation that is designed to protect such Person against fluctuations in (x) interest rates with respect to Debt incurred and which shall have a notional amount no greater than 105% of the principal amount of the Debt being hedged thereby, or (y) currency exchange rate fluctuations.

         "Term" means the Closing Date through March 14, 2005 subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

         "Trustee" means Firstar Bank, N.A., as the Trustee under the Indenture.

         "UCC 9.319 Lien" means any rights created pursuant to Section 9.319 of the Uniform Commercial Code of the State of Texas or a comparable provision of the law of any other applicable jurisdiction in favor of a lessor, royalty owner, working interest owner or other Person.

         "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

         "Voting Stock" means Capital Stock of the Borrower having generally the right to vote in the election of directors of the Borrower.

         "Wholly Owned Subsidiary" means, with respect to any Person, at any time, a Subsidiary of such Person to the extent (i), all of the Capital Stock of which (except any director's qualifying shares) is at the time owned directly or indirectly by such Person or (ii) such Subsidiary is organized in a foreign (i.e. non-U.S.) jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining capital stock or ownership interest in such foreign Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned Subsidiary as defined in the preceding clause (i).

         (B) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

         (C) UCC Terms. All other terms used in this Agreement and defined in the Uniform Commercial Code as adopted in the State of New York, shall have the meaning given therein unless otherwise defined herein.

         (D) Other Terms. All other terms not otherwise defined herein shall have the meaning ascribed thereto in the Oil & Gas Credit Facility. As a matter of construction, all provisions of the Oil & Gas Credit Facility to which reference is made herein shall survive termination of Oil & Gas Credit Facility.

          2.   Conditions; Accounts Receivables Management; Loans.

         (a) In addition to the other terms and conditions hereof, the obligation of the Lender to enter into this Agreement is subject to the conditions (any of which may be waived, in whole or in part, only by Lender in writing) that:

         (i) Lender shall have received, in form and substance satisfactory to Lender and its counsel, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem reasonably necessary or desirable in order to permit, protect and perfect its Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the Ancillary Agreements, including, without limitation, waivers by landlords and mortgagees of any Liens by such Persons on the Collateral and agreements permitting Lender access to the premises to exercise its rights and remedies and otherwise deal with the Collateral;

         (ii) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Ancillary Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as an insured or co-insured, as its interests may appear;

         (iii) The Ancillary Agreements and all instruments and documents hereunder and thereunder shall have been executed and delivered to Lender, in form and substance satisfactory to Lender;

         (iv) Borrower shall have paid to Lender the fees due on the Closing Date required by this Agreement;

         (v) Lender shall have received the following documents, each to be in form and substance satisfactory to Lender and its counsel:

               (A) copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation (including, without limitation, filing of UCC-3 financing statement amendments and UCC-1 financing statements in all appropriate counties and in all appropriate central filing offices) necessary to perfect the Liens of Lender in the Collateral and evidence to Lender that such Liens constitute valid and perfected Liens, having the lien priority specified in Section 7(a) hereof;

               (B) a copy of the Certificate of Incorporation, certificate of limited partnership, or certificate of formation of limited liability company, as the case may be, of Borrower and each Guarantor and all amendments thereto, certified within 15 days before the Closing Date by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation;

               (C) a copy of the bylaws, partnership agreement or limited liability company agreement, as the case may be, of Borrower and each Guarantor and all amendments thereto, certified as of the Closing Date by the Secretary or Assistant Secretary of Borrower and such Guarantor;

               (D) good standing certificates for Borrower and each Guarantor issued within 30 days before the Closing Date by the Secretary of State or other appropriate official of Borrower's or such Guarantor's jurisdiction of incorporation or formation and each jurisdiction where the conduct of Borrower's or such Guarantor's business activities or the ownership of its properties necessitates qualification (other than from those jurisdictions the failure in which to be in good standing would not reasonably be expected to have a material adverse effect);

               (E) a closing certificate signed by the Chief Financial Officer of Borrower dated as of the Closing Date, stating that (i) the representations and warranties set forth in Section 7 hereof are true and correct on and as of such date, (ii) Borrower and each Guarantor is on such date in compliance with all the terms and provisions set forth in this Agreement, and the Ancillary Agreements, and (iii) on such date no Incipient Event of Default or Event of Default has occurred or is continuing;

               (F) the favorable, written opinion of Gardere & Wynne, LLP, special counsel to Borrower, regarding Borrower, the Ancillary Agreements and the transactions contemplated hereby and by the Ancillary Agreements, in form and substance satisfactory to Lender;

               (G) a duly executed letter agreement from Borrower and Guarantors regarding consent to jurisdiction in form and substance satisfactory to Lender;

               (H) the initial report pursuant to Section 8(h) in form and substance, and in such detail, as is satisfactory to the Lender;

               (I) this Agreement duly executed by Borrower and each Guarantor;

               (J) the Oil & Gas Credit Facility shall close effective the Closing Date;

               (K) a duly executed Intercreditor Agreement;

               (L) the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall have become a Final Order;

               (M) A certificate of solvency and financial condition, substantially in the form of Exhibit III hereto, duly executed by the chief financial officer of Borrower along with a copy of Pro Forma Financial Statements and Projections which shall be satisfactory in all respects to Lender;

               (N) Borrower shall have established procedures to ensure Lender of the payment of distributions due under the Plan of Reorganization and all ongoing payments due in connection with ongoing operations and to the holders of royalty interests and with respect to severance taxes, which procedures shall be satisfactory to Lender in its sole and absolute discretion;

               (O) Lender shall have reviewed all documentation relating to all debt obligations of the Borrower and each Guarantor, and shall be satisfied in all respects with such review. Lender shall have received evidence that the total amount of Production Payment liability does not exceed $60,000,000; and

               (P) Lender shall have received such other documents, instruments and agreements as Lender shall reasonably request in connection with the foregoing matters.

         (b) In addition to the other terms and conditions hereof, the obligation of the Lender to make each Revolving Credit Advance and to assist Borrower in obtaining Letters of Credit pursuant to this Agreement and the Ancillary Agreements, including the making of the initial and any future Revolving Credit Advances and Letters of Credit contemplated hereunder, is subject to the conditions (any of which may be waived, in whole or in part, by Lender in writing) that:

          (i) All representations and warranties contained herein (except those contained in Sections 12(e) and 12(h) hereof) and in the Ancillary Agreements shall be true and correct in all material respects as of the date made (except representations and warranties that relate solely to an earlier date and were true and correct on such earlier date);

          (ii) Either (x) all representations and warranties contained in Sections 12(e) and (h) hereof shall be true and correct in all respects as of the date made or (y) the Borrower shall have notified the Lender in writing of the occurrence of any and all events, facts or circumstances which make any such representations and warranties untrue or incorrect and the Lender shall either (i) have consented in writing with respect thereto, or (ii) have funded such Revolving Credit Advance pursuant hereto (which funding shall be deemed to be such consent); and

          (iii) No Event of Default shall have occurred and be continuing and no Incipient Event of Default shall have occurred and be continuing;

         (c) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Lender shall make revolving credit advances (the "Revolving Credit Advances") to Borrower from time to time during the Term which, in the aggregate at any time outstanding together (without duplication) with the aggregate of then outstanding Letter of Credit Liabilities, will not exceed the lesser of (x) the Maximum Loan Amount or (y) an amount equal to the difference of:

          (i) Receivables Availability plus Inventory Availability, minus

          (ii) such reserves as Lender may in its sole and absolute discretion deem proper and necessary from time to time, including, without limitation, the (A) O&G Reserve, (B) a reserve for unpaid mortgage payments due under that certain Deed of Trust and Security Agreement from Borrower to Barnet
     B. Skelton, Jr., Trustee for the benefit of Mallard Bay Drilling, L.L.C. , dated March 15, 2000 ("Mallard Bay Mortgage"), which reserve may be imposed by Agent in its sole and absolute discretion, after the occurrence of a default under the Mallard Bay Mortgage (whether or not notice from the trustee under the Mallard Bay Mortgage is received), and (C) a reserve in such amount as Lender deems necessary to cover fees and expenses payable by Borrower to Lender under this Agreement and to Lender and the other financial institutions party to the Oil & Gas Credit Facility.

The difference of the foregoing (i) minus (ii) shall be referred to as the "Formula Amount". To the extent Lender receives proceeds of any Receivable which proceeds are not necessary to maintain outstanding Obligations within the Formula Amount (after giving effect to the application of such proceeds to the Formula Amount), Lender agrees to advance such funds to the Borrower. Notwithstanding the foregoing provisions of this Paragraph, prior to remittance by Lender to Borrower of any Revolving Credit Advances, Lender shall be entitled to segregate an amount equal to: (x) the aggregate claims of each alleged O&G Lienor (as defined in the Court Order) asserting a right to adequate protection under the O&G Lienor Adequate Protection Provision (as defined by the Court Order) such claims being herein defined as the "O&G Lienor Claims"; (y) any severance or other similar tax due in connection with any Receivables received by Lender. Lender shall release such segregated funds (i) for payment of such O&G Lienor Claims or tax or (ii) upon demonstration to Lender's sole and absolute satisfaction that provision for payment for such O&G Lienor Claims has otherwise been made.

     (d) Notwithstanding the limitations set forth above, Lender retains the right to lend to Borrower from time to time such amounts in excess of such limitations as Lender may determine in its sole and absolute discretion which excess amounts shall be payable on demand.

     (e) If Borrower does not pay any interest, fees, costs, charges or commissions to Lender when due in accordance with the terms of this Agreement, any Ancillary Agreement or under the Oil & Gas Credit Facility, Borrower shall thereby be deemed to have requested, and Lender is hereby authorized to make and charge to Borrower's account, a Revolving Credit Advance to Borrower as of such date in an amount equal to such unpaid interest, fees, costs, charges or commissions.

     (f) Any sums expended by Lender in accordance with the terms of this Agreement or any Ancillary Agreement or under the Oil & Gas Credit Facility due to Borrower's or any Subsidiary or Guarantor's failure to perform or comply with its obligations under this Agreement, or any other Ancillary Agreement or under the Oil & Gas Credit Facility, as the case may be, including but not limited to the payment of taxes, insurance premiums or leasehold obligations, shall be charged to Borrower's account as a Revolving Credit Advance and added to the Obligations.

     (g) Lender will account to Borrower monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within thirty
(30) days of the date each account was rendered specifying the item or items to which objection is made.

     (h) During the Term, Borrower may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

     (i) The aggregate balance, without duplication, of Revolving Credit Advances plus Letter of Credit Liabilities outstanding at any time shall not exceed the Maximum Loan Amount. Except as provided in Section 2(d), the aggregate balance, without duplication, of Revolving Credit Advances plus Letter of Credit Liabilities outstanding at any time shall not exceed the Formula Amount. The aggregate balance of Letter of Credit Liabilities outstanding at any time shall not exceed the Letter of Credit Sublimit.

     (j) In connection herewith, Borrower has entered into a letter with the Lender dated the Closing Date Re: Letter of Credit Financing Supplement to Third Amended and Restated Accounts Receivable Management and Security Agreement (the "Letter of Credit Agreement") pursuant to which Lender agrees to assist the Borrower in obtaining letters of credit (herein "Letters of Credit") from time to time. The aggregate Letter of Credit Liabilities in respect of all Letters of Credit at any time outstanding shall not exceed $3,500,000 (such amount the "Letter of Credit Sublimit"). No Letter of Credit will have an expiry date of than 180 days from the date of issuance or an expiry date which is later than the last day of the Term.

     3.   Repayment.

         (a) Borrower shall be required to (i) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Loans made by Lender hereunder plus, without duplication, the aggregate of the then outstanding Letter of Credit Liabilities is in excess of the lesser of the Maximum Loan Amount or the Formula Amount, in an amount equal to such excess, and (ii) repay on the expiration of the Term (x) the then aggregate outstanding principal balance of Revolving Credit Advances made by Lender hereunder together with accrued and unpaid interest, fees, charges and commissions and (y) all other amounts owed Lender under this Agreement and the Ancillary Agreements, including, without limitation, the Letter of Credit Liabilities. Notwithstanding the foregoing, any amount paid hereunder with respect to unmatured Letter of Credit Liabilities shall be held by Lender as Collateral. All such amounts shall be returned to Borrower upon expiration of the relevant Letter of Credit, less any amounts necessary to satisfy any draws thereunder.


         In the event that a Change of Control shall occur, Borrower shall immediately notify Lender in writing of such Change in Control and unless Lender shall consent to such Change of Control, the obligation of the Lender to make Loans under this Agreement shall terminate, and Borrower shall within 20 days of Borrower's receipt of written notice from the Lender repay the then aggregate outstanding principal balance of Revolving Credit Advances made by Lender hereunder together with accrued and unpaid interest, fees, charges and commissions and all other amounts and obligations owed Lender under this Agreement (including, without limitation, Section 18(c)) and the Ancillary Agreements, including, without limitation, the Letter of Credit Liabilities. Notwithstanding the foregoing, any amount paid hereunder with respect to unmatured Letter of Credit Liabilities shall be held by Lender as Collateral. All such amounts shall be returned to Borrower upon expiration of the relevant Letter of Credit, less any amounts necessary to satisfy any draws thereunder.

         In the event of any sale by Borrower, or any sale, transfer or issuance by any of its Subsidiaries, of any shares of Capital Stock of any Subsidiary to any Person other than Borrower or a Wholly Owned Subsidiary of Borrower (other than the sale of director's qualifying shares or shares of foreign Subsidiaries which after giving effect to the sale of such shares are Wholly Owned Subsidiaries as provided in clause (ii) of the definition of Wholly Owned Subsidiary), the Borrower shall pay all overadvances, if any, pursuant to
Section 2(d).

     4.   Procedure for Revolving Credit Advances.


         The Borrower may by written notice request a borrowing of Revolving Credit Advances prior to 1:00 P.M. New York time one (1) Business Day prior to the date on which it requests to incur a Revolving Credit Advance (provided that such advance may be made on the same Business Day as the request is submitted if the request is submitted before noon New York time), such request to specify the amount of the Revolving Credit Advance requested. All Revolving Credit Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations of Borrower to Lender, shall be charged to Borrower's account on Lender's books. The proceeds of each Revolving Credit Advance made by the Lender shall be made available to the Borrower on the day so requested as aforesaid by way of credit to Borrower's operating account maintained with Lender. Any and all Obligations due and owing to Lender hereunder may be charged to the Borrower's account.

     5.   Interest; Fees; Commissions.

     (a)  Interest.

          (i) Except as modified by paragraph 5(a)(iii) below, interest on Loans shall be payable in arrears on the last day of each month. Interest payments hereunder may, at Lender's option, be charged by Lender to Borrower's account. Interest charges shall be computed on the unpaid balance of the Loans for each day they are outstanding at a rate per annum equal to the Contract Rate. In the event the aggregate amount, without duplication, of Revolving Credit Advances plus the aggregate amount of Letter of Credit Liabilities exceeds the Formula Amount, the average daily balance of Revolving Credit Advances in that month shall bear interest at the Overadvance Rate.

          (ii) Interest shall be computed on the basis of actual days elapsed over a 360-day year.

          (iii) Upon the occurrence and during the continuance of an Event of Default, interest shall be payable at the Default Rate.

          (iv) Notwithstanding the foregoing, in no event shall interest exceed the Highest Lawful Rate, and if any provision of this Agreement or any Ancillary Agreement is in contravention of any law or regulation, such provision shall be deemed amended to provide for interest at said Highest Lawful Rate and any excess amount shall either be applied, at Lender's option, to the outstanding Loans in such order as Lender shall determine or refunded by Lender to Borrower.

          (v) Borrower shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including, but not limited to, any deduction for any set-off or counterclaim.

     (b) Fees.

          (i) Closing Fee. Upon execution of this Agreement by the Borrower and Lender, Borrower shall pay to Lender a closing fee in an amount equal to $100,000.

          (ii) Unused Line Fee. In the event the average of the sum of closing daily unpaid balances of all Revolving Credit Advances hereunder plus, without duplication, outstanding Letter of Credit Liabilities during any calendar month is less than the Maximum Loan Amount, Borrower shall pay to Lender a fee at a rate per annum equal to 1/4 of one percent (0.25%) on the amount by which the Maximum Loan Amount exceeds such average sum. Such fee shall be calculated on the basis of a year of 360 days and actual days elapsed, and shall be charged to Borrower's account on the first day of each month with respect to the prior month.

          (iii) Collateral Monitoring Fee. Upon Lender's performance of any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Lender and which monitoring is undertaken by Lender or for Lender's benefit, an amount equal to Lender's standard rates and fees per day, per person, for each person employed to perform such monitoring (insofar as the amount billed to Lender by outside examiners) together with all reasonable costs, disbursements and expenses incurred by the Lender and the persons performing such collateral monitoring shall be charged to Borrower's account; provided, however that the maximum amount that the Lender shall charge for a Collateral Monitoring Fee during any period during which no Event of Default shall be in existence or during which the results of such Collateral monitoring are satisfactory in Lender's reasonable judgment for each contract year, is $60,000, and for any such period during which an Event of Default shall be in existence or the results of such collateral monitoring are deemed unsatisfactory in Lender's reasonable judgment, there is no such maximum amount.

          (iv) Letter of Credit Fee. Borrower shall pay Lender a fee each month at the rate of one quarter of one percent (.25 %) per annum times the total amount of the undrawn face amount of outstanding Letters of Credit of Borrower for each day during the prior month. This fee shall be increased to an overadvance rate of five sixteenths (5/16) of one percent per annum for each day in any month in which the aggregate amount of Revolving Credit Advances plus the aggregate amount of Letter of Credit Liabilities exceeds the Formula Amount or the Letter of Credit Liabilities exceed the Letter of Credit Sublimit. Upon the occurrence and during the continuance of an Event of Default, the applicable letter of credit fee for any month within such period shall be increased by an additional one sixth (1/6) of one percent per annum.

     (c) Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Lender (for purposes of this Section 5(c), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

          (i) subject Lender to any tax of any kind whatsoever with respect to this Agreement or any Ancillary Agreement or any Letter of Credit or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Ancillary Agreements (except for changes in the rate of tax on the overall net income, gross receipts or franchise taxes of Lender);

          (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans or letters of credit by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (iii) impose on Lender any other condition with respect to this Agreement or any Ancillary Agreements;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Loans or Letters of Credit hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans or Letters of Credit by an amount that Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be presumed correct.

         If Lender is owed such additional amounts or amounts at any one time pursuant to this Section 5(c) in excess of three-fourths of one percent (3/4 of 1%) of the average daily balance of Revolving Credit Advances for the preceding 30 days, then the Borrower shall have the right to terminate this Agreement, subject to the terms and provisions of Sections 18(d) and (e) of this Agreement; provided, however, (i) no such termination shall be effective until Borrower has paid all of the Obligations (except as set forth in clause (ii) below) in immediately available funds and (ii) Borrower shall not be obligated to pay to Lender any termination charge described in Section 18(c) of this Agreement.

         (d) Capital Adequacy.

               (i) In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 5(d), the term "Lender" shall include Lender and any corporation or bank controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrower shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

               (ii) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 5(d) hereof when delivered to Borrower shall be presumed correct.

               (iii) If Lender is owed such additional amounts or amounts at any one time pursuant to Section 5(d) hereof in excess of three-fourths of one percent (3/4 of 1 %) of the average daily balance of Revolving Credit Advances for the preceding 30 days, then the Borrower shall have the right to terminate this Agreement, subject to the terms and provisions of Sections 18(d) and (e) of this Agreement; provided, however, (i) no such termination shall be effective until Borrower has paid all of the Obligations (except as set forth in clause (ii) below) in immediately available funds and (ii) Borrower shall not be obligated to pay to Lender any termination charge described in Section 18(c) of this Agreement.

         (e) Commission. Borrower shall pay to Lender monthly, on the fifteenth day of each month, a commission at the rate of the greater of $1,500 in the aggregate or $50 per invoice evidencing any Receivable pledged or assigned hereunder during the previous month. The procedure manual Lender has delivered to Borrower describes Lender's current practices and procedures regarding its accounts receivable management and record keeping services. Lender reserves the right to vary such practices and procedures from time to time in its sole and absolute discretion. Lender's liability to Borrower and the Guarantors for any alleged failure on Lender's part to provide adequate accounts receivable management and record keeping services shall be expressly limited to a refund of commissions paid by Borrower during the period of such alleged failure and Lender shall have no liability of any kind whatsoever for consequential or other damages of any type or penalties based upon any such alleged failure on Lender's part.

         (f) Interest on Borrower's Account. On the last day of each month during the Term, Lender shall credit Borrower's account with interest at the Matured Funds Rate in effect during such month on the average daily balance during such month of any amounts payable by Lender to Borrower hereunder which are not drawn by Borrower on the Settlement Date.

         (g) Time Limit. Notwithstanding anything to the contrary in Sections 5(c) or (d), Borrower shall not be required to reimburse or pay any costs or expenses to Lender under such sections which have accrued more than 120 days prior to Lender's giving notice to Borrower that Lender has suffered or incurred such costs or expenses; provided, however, if such costs and expenses accrued more than 120 days prior to Lender's giving of such notice because Lender did not have knowledge of the events or circumstances that gave rise to such costs and expenses and Lender provides Borrower with such notice within 60 days after obtaining knowledge of such events or circumstances, then the foregoing time limit shall not apply with respect to such costs and expenses.

          6.   Security Interest.

         (a) Borrower, to secure the prompt payment to Lender of the Obligations and of any debt, liability or obligation owing from Borrower to others which Lender may have obtained by assignment or otherwise, hereby assigns, pledges and grants to Lender a continuing security interest in and Lien on its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located (whether or not the same is subject to Article 9 of the Uniform Commercial Code). Each confirmatory assignment schedule or other form of assignment hereafter executed by Borrower shall be deemed to include the foregoing grant, whether or not the same appears therein.

         (b) To the extent permitted by applicable law, Lender may file one or more financing statements disclosing Lender's security interest in the Collateral without Borrower's signature appearing thereon or Lender may sign on Borrower's behalf as provided in Section 14 hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement. If any Receivable in excess of $250,000 or any Eligible Receivable becomes evidenced by a promissory note or any other instrument for the payment of money, Borrower will immediately deliver such instrument to Lender, appropriately endorsed.

         7. Representations Concerning the Collateral. Borrower represents and warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder):

         (a) (i) all the Collateral is owned by Borrower free and clear of all Liens except (A) those in Lender's favor and (B) Permitted Liens and (ii) none of the Collateral is subject to any enforceable agreement prohibiting or restricting the granting of a security interest to the Lender or requiring notice of or consent to the granting of a security interest;

         (b) all Receivables for Hydrocarbon sales (i) represent complete bona fide transactions which, with the exception of delivery of invoices, require no further act under any circumstances on Borrower's part to make such Receivables payable by Customers, (ii) to the best of Borrower's knowledge, except as disclosed to Lender, are not subject to any present or contingent Disputes and
(iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Guarantor.

         8. Covenants Concerning the Collateral. During the Term, Borrower covenants that it shall:


         (a) not dispose of any of its Collateral whether by sale, lease or otherwise except for the sale of Inventory in the ordinary course of business;

         (b) not encumber, mortgage, pledge, assign or grant a Lien on any of its Collateral except Permitted Liens;

         (c) place notations upon Borrower's books of account and any annual audited consolidated financial statement of Borrower and its Subsidiaries prepared by Borrower to disclose Lender's security interest in the Collateral;

         (d) defend the Collateral against the claims and demands of all Persons;

         (e) not extend the payment terms of any (i) Eligible Receivable or (ii) other Receivable in excess of $250,000 in the aggregate for all such other Receivables more than 30 Business Days, without prompt notice thereof to Lender;

         (f) perform all other steps reasonably requested by Lender to create and maintain in Lender's favor a valid perfected first security interest in all Collateral;

         (g) promptly provide Lender with duplicate originals of all credits which it issues to its Customers and immediately notify Lender of any Disputes. Each of Borrower shall bear the cost of resolving all Disputes at no cost or expense to Lender. Should Lender so elect, upon the occurrence and during the continuation of any Event of Default, Lender may at any time in its discretion
(i) withdraw Borrower's authority to issue credits to its Customers without Lender's prior written consent or (ii) litigate Disputes or settle them directly with Customers on terms acceptable to Lender;

         (h) supply Lender each Business Day a report through the close of business the immediately preceding Business Day concerning the Collateral in form and substance satisfactory to Lender which report will contain, among other items (i) a listing of all additional Receivables created since the date of the previous report delivered pursuant to this Section 8(h), and setting forth the amount of such additional Receivables, the Customers of such Receivables, identified by Receivable, the volume of natural gas shipped to such Customers to create such Receivables, (ii) a listing of all invoices, by date, Customer and amount, issued since the date of the previous report delivered pursuant to this
Section 8(h), together with a reconciliation in reasonable detail of any differences between invoices issued and Receivables created as described in the preceding clause (i), (iii) a computation in reasonable detail of the Formula Amount as of the close of business the immediately preceding Business Day, (iv) a listing as of the close of business of the immediately preceding Business Day of the Inventory located at the locations specified in Schedule 13(c), (v) a listing in reasonable detail as of the close of business of the immediately preceding Business Day setting forth the amount of obligations of Borrower secured by a UCC 9.319 Lien, whether or not the Person entitled to such Lien has asserted or claimed such Lien, including, without limitation, a listing broken down by month incurred of an (a) obligations of Borrower to royalty interest owners, (b) obligations of Borrower to any other Hydrocarbon interest owners,
(c) the payment of severance taxes on taxable wells and (d) a calculation in reasonable detail showing the percentage of production from the Borrower's wells, which would be entitled to the benefits of a UCC 9.319 Lien (provided that notwithstanding the foregoing, prior to the occurrence and continuation of an Event of Default, unless otherwise requested by Lender, Borrower shall only be obligated to deliver a report containing the information described in the foregoing clause (iv) and in this clause (v) monthly, within two Business Days after the 15th of the month) and (vi) such other information as Lender may reasonably request concerning the Collateral; and

         (i) deliver to Lender, monthly, on or before the fifteenth day of each month, a report, showing in detail all obligations of Borrower created during any previous month which remain unpaid as of the date of such report and which are secured by a UCC 9.319 Lien, whether or not the Person entitled to such Lien has asserted or claimed such Lien.

         (j) immediately notify Lender if Borrower shall drill and complete or acquire any oil or gas well, of any interest therein, located other than in Wayne, Warren and Issaquena Counties County, Mississippi, Billings, Dunn or Starks Counties, North Dakota, Lee County, Florida or Austin, Brazoria, Calhoun, Chambers, Galveston, Hidalgo, Jim Hogg, Kent, Live Oak, Starr, Val Verde, Wharton or Zapata Counties, Texas which notice will specify the location of such well or wells and shall contain such information as needed to enable Lender to perfect its security interest in Receivables generated by production from such well or wells.

         9. Collection and Maintenance of Collateral and Records. Lender may at any time verify Borrower's Receivables utilizing an audit control company or any other agent of Lender provided that prior to an Event of Default, Lender shall do so only at reasonable intervals. Lender or Lender's designee may notify Customers, at any time at Lender's sole discretion, of Lender's security interest in Receivables, collect them directly and charge the collection costs and expenses to Borrower's account, but, unless and until Lender does so or gives Borrower other instructions, Borrower shall instruct all of their Customers to make payments on account of Receivables to an account under Lender's dominion and control at such bank as Lender may designate, as provided by the terms of Section 24. To the extent Borrower receives any payments on account of Receivables, it shall hold such payments for Lender's benefit in trust as Lender's trustee and immediately deliver them to Lender in their original form with all necessary endorsements or, as directed by Lender, deposit such payments as directed by Lender pursuant to Section 23 hereof. Lender will credit (conditional upon final collection) all payments to the Borrower's account on the Settlement Date; provided that if the amount credited to Borrower's account as of the close of business on the Business Day immediately preceding such Settlement Date is in excess of an amount equal to the sum of (i) the total Obligations outstanding (after giving effect to any requests for Revolving Credit Advances or Letters of Credit to be made or issued on such Settlement Date), plus (ii) all unpaid liabilities owing to lessors, royalty holders, working interest holders, the State of Texas and other Persons who would be entitled to assert a UCC 9-319 Lien on the proceeds of Borrower's previously collected Receivables on such Settlement Date, then the Lender, if requested by the Borrower, will make such excess available to the Borrower on such Settlement Date or the next Business Day following such Settlement Date. Promptly after the creation of any Receivables by Borrower, Borrower shall provide Lender with schedules describing all Receivables created or acquired by Borrower and shall execute and deliver confirmatory written assignments of such Receivables to Lender, but Borrower's failure to execute and deliver such schedules or written confirmatory assignments of such Receivables shall not affect or limit Lender's security interest or other rights in and to the Receivables. Borrower shall furnish, at Lender's request, copies of contracts, invoices or the equivalent, and any original shipping and delivery receipts for all merchandise sold or services rendered and such other documents and information as Lender may require. All of Borrower's invoices shall bear the terms stated on the applicable customer order, and no material change from the original terms of such customer order shall be made without the prior written consent of Lender. Borrower shall provide Lender on a monthly (within fifteen
(15) days after the end of each month), or more frequent basis, as requested by Lender, certified as true and accurate by its President or Chief Financial Officer, an aged trial balance of its existing accounts payable. Borrower shall provide Lender, as requested by Lender, such other schedules, documents and/or information regarding the Collateral as Lender may require.

         10. Inspections. At all times during normal business hours, Lender shall have the right to (a) visit and inspect Borrower's office, and the Collateral, (b) inspect, audit and make extracts from Borrower's relevant books and records, including, but not limited to, management letters prepared by independent accountants, and (c) discuss with Borrower's principal officers and independent accountants, the business, assets, liabilities, financial condition results of operations and business prospects of Borrower. Lender may conduct inspections at Borrower's office no more than four (4) times per Loan Year unless an Event of Default has occurred or the results of any audit report are not satisfactory to Lender in its discretion, in which event there shall be no limit on the number of inspection performed. Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for such Borrower.

          11.  Information.

         (a) Disclosure of Material Collateral Matters. Immediately upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectability of the Collateral including, without limitation, claims or disputes asserted by any Customer or other obligor.

         (b) Material Occurrences. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Incipient Event of Default; (b) any event of default under the Indenture; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the Indenture; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements;
(e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Internal Revenue Code of 1986 (as amended, the "Code"), could subject Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by Borrower which might reasonably be expected to result in the acceleration of the maturity of any Indebtedness in excess of $5,000,000 including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

         (c) SEC Reports. Whether or not the Borrower is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Borrower shall deliver to the Lender, within 60 days after the end of each fiscal quarter (other than any fiscal quarter ending a fiscal year) and within 105 days after the end of each fiscal year quarterly and annual financial statements, respectively, substantially equivalent to financial statements that would have been included in the reports filed with the Securities and Exchange Commission (the "SEC") if the Borrower were subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Borrower's independent certified public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which it is or would have (if it were subject to such reporting obligations) been required to file with the SEC. Annual and quarterly financial statements required to be delivered by Borrower under this Section 11(c) shall be accompanied by comparable consolidating balance sheets and consolidating income statements for each Material Subsidiary (reviewed, with respect to annual information only, by Borrower's independent certified public accountants).

         (d) Other Reports. Furnish Lender as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as Borrower shall send to its stockholders and (ii) copies of all material notices sent pursuant to the Indenture.

         (e) Projected Operating Budget. Furnish Lender, no later than thirty
(30) days prior to the beginning of each of Borrower's fiscal years commencing with fiscal year 2001, a month by month projected operating budget and cash flow of Borrower on a consolidated or consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by Borrower's President or President and/or Chief Financial Officer to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

         (f) In addition to the foregoing, promptly upon incurring any Indebtedness in a principal amount in excess of $10,000,000, Borrower shall furnish Lender a copy of the principal documents relating to such Indebtedness.

         12. Additional Representations and Warranties.Borrower represents and warrants as to itself and each Guarantor (each of which such representations and warranties (except those contained in Sections 12(e) and 12(h) (except representations and warranties that relate solely to an earlier date and were true and correct on such earlier date)) shall be deemed repeated upon the making of a request for a Revolving Credit Advance or the issuance of a Letter of Credit and made as of the time of each Revolving Credit Advance made hereunder or Letter of Credit issued hereunder and either (x) all representations and warranties contained in Sections 12(e) and 12(h) shall be deemed repeated in all respects upon the making of a request for a Revolving Credit Advance or the issuance of a Letter of Credit and made as of the time of each Revolving Credit Advance made hereunder or Letter of Credit issued hereunder or (y) Borrower shall have notified Lender in writing of the occurrence of any and all events, facts or circumstances which makes any such representations and warranties in Sections 12(e) and 12(h) untrue or incorrect and Lender shall have either (i) consented in writing with respect thereto in its sole discretion) or (ii) have funded such Revolving Credit Advance pursuant hereto or issued the requested Letter of Credit (which funding or issuance shall be deemed to be such consent):

         (a) each of Borrower and each Guarantor is a corporation, partnership or limited liability company duly organized and validly existing under the laws of the State of its organization and is duly qualified and in good standing in every other state or jurisdiction in which the nature of its business requires such qualification except to the extent failure to be so qualified or in good standing would not have a material adverse effect upon its business, assets, operations, condition, business prospects, financial or otherwise of the Borrower and its Subsidiaries, taken as whole, or upon the Collateral or upon Borrower's or such Guarantor's ability to perform its obligations hereunder or under any of the other Ancillary Agreements;

         (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of either Borrower's or any Guarantor's certificate of incorporation, by-laws, certificate of limited partnership, certificate of formation, limited liability company agreement or partnership agreement, of the Indenture or of any other material agreement or undertaking to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound and
(iii) are within each of Borrower's and each Guarantor's powers;

         (c) this Agreement and the Ancillary Agreements executed and delivered by Borrower, or any Guarantor are their respective legal, valid and binding obligations, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws relating to the enforcement of creditors' rights generally and by general principles of equity;

         (d) each of Borrower and each Guarantor keeps all of its books and records concerning the Collateral at its executive offices located at the address set forth in the introductory paragraph of this Agreement or at such other address as notified to Lender in writing pursuant to Section 26;

         (e) Except as disclosed on Schedule 12(e) hereto, on the Closing Date the operation of each of Borrower's and each Guarantor's businesses is in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations. At all times after the Closing Date when this representation is deemed made, except as disclosed on Schedule 12(e) hereto or otherwise disclosed in writing to the Lender, or the operation of each of Borrower's and each Guarantor's business is in compliance with such laws, except where the failure to comply would not reasonably be expected to have a material adverse effect on Borrower and Guarantors taken as a whole.

         (f) based upon the Employee Retirement Income Security Act of 1974 (as amended from time to time, "ERISA"), and the regulations and published interpretations thereunder: (i) neither Borrower nor any Guarantor has engaged in any Prohibited Transaction as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, as amended; (ii) Borrower and its Guarantors taken as a whole have met all applicable minimum funding requirements under
Section 302 of ERISA for which an administrative or statutory exemption was not available in respect of its plans; (iii) neither Borrower nor any Guarantor has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither Borrower nor any Guarantor has any fiduciary responsibility for investments with respect to any plan existing for the benefit of Persons other than such Borrower's or such Guarantor's employees; and (v) neither Borrower nor any Guarantor has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 the effect of which in any case described in clauses (i) through (v) would have a material adverse effect on Borrower and its Guarantors taken as a whole;

         (g) giving effect to the Plan, the Order and the transactions contemplated thereunder each of Borrower and each Guarantor is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage and the fair saleable value of its assets (calculated on a going concern basis and taking into account their respective rights of reimbursement and contribution in respect of any Guaranty) is in excess of the amount of its liabilities;

         (h) except as disclosed on Schedule 12(h) hereto or otherwise in writing to the Lender, there is no pending or to Borrower's knowledge threatened litigation, action or proceeding which could reasonably be expected to have a material adverse effect on Borrower's and its Subsidiaries' (taken as a whole) business, assets, operations, condition or prospects, financial or otherwise, or the ability of any of Borrower or any Guarantor to perform this Agreement or any of the Ancillary Agreements to which it is a party;

         (i) all consolidated balance sheets and income statements of Borrower and its Subsidiaries which have been delivered to Lender present fairly in all material respects the Borrower's consolidated financial condition on the date as of which such financial statements were prepared on a basis consistent with that of previous financial statements and there has been no material adverse change in Borrower's consolidated financial condition as reflected in the most recent of such statements since the date thereof and such statements do not fail to disclose any fact or facts which could reasonably be expected to materially and adversely affect Borrower's and its Subsidiaries' financial condition taken as a whole;

         (j) (x) each of Borrower and each Guarantor possesses all of the material licenses, patents, copyrights, trademarks, tradenames and permits necessary to conduct its business and (y) there has been no assertion or claim of violation or infringement with respect thereof which could reasonably be expected to have a material and adverse effect on Borrower's and its Subsidiaries' financial condition, taken as a whole; and

         (k) all financial projections of Borrower's or any Guarantor's performance prepared by Borrower or at Borrower's direction and delivered to Lender represent, at the time of delivery to Lender, its reasonable estimate of such Borrower's or such Guarantor's future financial performance and are based upon assumptions that are reasonable in light of such Borrower's or such Guarantor's past performance and then current business conditions.

         13. Covenants. Borrower hereby covenants as to itself and each Guarantor covenants as to itself that from the date hereof and until satisfaction in full of the Obligations the Borrower shall, and shall cause the Guarantors to, comply with the following:

         (a) Each of Borrower's and each Guarantor's businesses will continue to be in compliance in all material respects with all applicable federal, state and local laws, including but not limited to all applicable environmental laws and regulations.

               (i) Each of Borrower and each Guarantor will do all things necessary to systematically assure and monitor continued compliance in all material respects with all applicable environmental laws, including periodic reviews of such compliance.

               (ii) In the event any of Borrower, any of the Guarantors obtains, gives or receives notice of any material release or threat of release of a reportable quantity of any Hazardous Substances on its property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of material violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions on its property, demand letter or complaint, order, citation, or other written notice with regard to any material Hazardous Discharge or material violation of any environmental laws affecting its property or its interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any governmental authority, including any state agency responsible in whole or in part for environmental matters in the state in which such property is located or the United States Environmental Protection Agency (any such governmental authority hereinafter the "Authority"), then it shall, within five (5) Business Days, give written notice of same to the Lender detailing facts and circumstances of which it is aware giving rise to the Hazardous Discharge or Environmental Complaint and periodically inform Lender of the status of the matter. Such information is to be provided to allow the Lender to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon the Lender with respect thereto.

               (iii) Each of Borrower and each Guarantor of Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint applicable to it and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral to any claim or Lien other than a Permitted Lien.

               (iv) Borrower and the Guarantors shall each jointly and severally defend and indemnify the Lender, its officers, directors, employees and agents and hold the Lender, its officers, directors, employees and agents harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by the Lender, its officers, directors, employees and agents under or on account of any violation by Borrower or any Guarantor of any environmental laws, including, without limitation, the assertion of any Lien thereunder other than Permitted Liens, with respect to any Hazardous Discharge, the presence of any Hazardous Substances in violation of applicable environmental laws affecting Borrower's or such Guarantor's property, whether or not the same originates or emerges from Borrower's or such Guarantor's property or any contiguous real estate, including any loss of value of the Collateral as a result of the foregoing, except to the extent such loss, liability, damage and expense is directly attributable to any Hazardous Discharge resulting from actions on the part of the Lender, its officers, directors, employees and agents. The obligations of Borrower and the Guarantors under this Section 13(a) shall arise upon the discovery of the presenceof any Hazardous Substances in violation of applicable environmental laws on Borrower's or such Guarantor's property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The obligation and the indemnifications hereunder shall survive the termination of this Agreement.

               (v) For purposes of Section 13(a) all references to Borrower's or Guarantor's property shall be deemed to include all of such Borrower's or Guarantor's right, title and interest in and to all owned and/or leased premises;

         (b) Each of Borrower and each Guarantor shall, and shall cause each of its Subsidiaries to, pay or discharge when due or cause to be paid or discharged when due all taxes, assessments and governmental charges or levies (including withholding taxes and any penalties, interest, and additions to taxes) levied or imposed upon Borrower or any of its Subsidiaries or any of their respective properties and assets; provided, however, that neither Borrower nor any Guarantor shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or levy whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves have been established in accordance with GAAP.

         (c) Borrower will promptly inform Lender in writing of (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of Borrower's or any Guarantor's properties, assets or business, which singly or in the aggregate could reasonably be expected to have a material adverse effect on Borrower and the Guarantors taken as a whole; (ii) any material amendment of Borrower's or any Guarantor's certificate of incorporation, by-laws, certificate of formation, certificate of limited partnership, limited liability company agreement or partnership agreement; (iii) any change in any of Borrower's or any Guarantor's business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or could reasonably be expected to have a material adverse effect on the Borrower, and the Guarantors, taken as a whole, or the Collateral; (iv) any Event of Default or Incipient Event of Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor or any of Borrower's or any Guarantor's properties may be bound which would have a material adverse effect on Borrower's and the Guarantors' (taken as a whole) business, operations, property or condition (financial or otherwise) or the Collateral; (vi) any change in the location of Borrower's or a Guarantor's executive offices; (vii) any change in the location of Borrower's or a Guarantor's Inventory from the locations listed on Schedule 13(c) attached hereto (other than Inventory in transit for use by Borrower or such Guarantor (which notice shall be deemed to amend Schedule 13(c)); (viii) any change in Borrower's or a Guarantor's corporate name; (ix) any material delay in Borrower's or a Guarantor's performance of any of its obligations to any Customer and of any assertion of any material Disputes by any Customer and of any allowances, credits and/or other monies granted by it to any Customer; and
(x) all material adverse information known to Borrower or its Subsidiaries relating to the financial condition of any account debtor with accounts in excess of $1,000,000 in the aggregate.

         (d) Limitations on Incurrences of Additional Indebtedness and Issuances of Disqualified Stock. Borrower shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable for, contingently or otherwise (to "Incur" or, as appropriate, an "Incurrence"), any Indebtedness or issue any Disqualified Capital Stock (other than Capital Stock of a Subsidiary of Borrower issued to the Borrower or a Wholly Owned Subsidiary of Borrower) except any such Indebtedness or Disqualified Capital Stock which Borrower and its Subsidiaries would be permitted to incur in compliance with Section 6.3 of the Oil & Gas Credit Facility provided that for purposes of this Section 13(d) the term "Subordinated Indebtedness" as used in Section 6.3 of the Oil & Gas Credit Facility shall have the meaning assigned to such term in this Agreement; provided, further, that notwithstanding the foregoing, Borrower will not Incur any Attributable Indebtedness in respect of any Sale and Leaseback Transaction involving the Collateral. Indebtedness Incurred and Disqualified Capital Stock issued by any Person that is not a Subsidiary, which Indebtedness is outstanding at the time such Person becomes, or is merged into, or consolidated with, a Borrower or Subsidiary of Borrower shall be deemed to have been Incurred or issued, as the case may be, at the time such Person becomes, or is merged into, or consolidated with Borrower or such Subsidiary.

         (e) neither Borrower nor any Guarantor will (i) declare, pay or make any dividend or distribution of any shares of the common stock or preferred stock of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock of Borrower except as set forth in Section 6.6 of the Oil & Gas Credit Facility, (ii) directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower or any Guarantor or any Unrestricted Subsidiary of Borrower if an Event of Default exists or if, after giving effect thereto an Incipient Event of Default or an Event of Default shall exist; (iii) enter into any merger, consolidation or other reorganization with or into any other Person (other than the Borrower or a Guarantor) or permit any other Person (other than the Borrower or a Guarantor) to consolidate with or merge with Borrower except as permitted by Section 6.1 of the Oil & Gas Credit Facility; (iv) materially change the nature of its business to a business that is not a Related Business; (v) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Lender except as required by GAAP or in the tax reporting treatment or except as required by law; (vi) enter into any transaction with any Subsidiary or Affiliate, except as permitted by Section 6.8 of the Oil & Gas Credit Facility as in effect on the date of this Agreement; or (vii) bill Receivables under any name except the present name of Borrower or any Guarantor;

         (f) neither Borrower nor any Guarantor will enter into or be a party to any Presale of Gas unless (i) Borrower or such Guarantor has provided Lender prior written notice of such Presale of Gas, (ii) Borrower has paid to Lender a fee equal to 2% of the aggregate amount of the purchase price for such Presale of Gas and (iii) the aggregate purchase price for all Presales of Gas in a calendar month does not exceed $5,000,000;

         (g) none of the proceeds of the Loans or Letters of Credit hereunder will be used directly or indirectly to "purchase" or "carry" "margin stock" including the repurchase of Borrower's Capital Stock or to repay Indebtedness incurred to "purchase" or "carry" "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect;

         (h) Insurance. Borrower will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. Borrower at its own cost and expense in amounts and with carriers reasonably acceptable to Lender, shall (i) keep all of its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to its business; (ii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others as is customary in the case of companies engaged in businesses similar to its;
(iii) maintain all such workmen's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it is engaged in business; (iv) furnish Lender with (x) certificates evidencing insurance policies and other evidence of the maintenance of such policies at least fifteen (15) days before any expiration date, and (y) appropriate loss payable endorsements (with respect to Collateral only) in form and substance satisfactory to Lender, naming Lender and the Trustee under the Indenture as their interests may appear as loss payee (with respect to Collateral only) and providing that as to Lender the insurance coverage shall not be impaired or invalidated by any act or neglect of Borrower and the insurer will provide Lender with at least fifteen (15) days notice prior to cancellation. Borrower shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss (with respect to Collateral only) to Lender and Agent under the Oil & Gas Credit Facility, as their interests may appear. Upon the occurrence and during the continuance of an Event of Default, if any insurance losses payable with respect to the Collateral are paid by check, draft or other instrument payable to Borrower, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims with respect to the Collateral at any time after the occurrence and during the continuance of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, all loss recoveries received by Lender upon any such insurance may be applied to the Obligations in such order as Lender in its sole discretion shall determine. Any surplus shall be paid by Lender to the Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Lender, on demand;

         (i) Borrower will not make any Investment in any Person except Permitted Investments;

         (j) Borrower will cause each of its Material Subsidiaries hereafter formed or acquired to execute and deliver a joinder of this Agreement and the documents, opinions, instruments and certificates listed in Sections 2(a)(i) and 2(a)(v)(A), (B), (C), (D), and (G) with respect to such Subsidiary promptly following such formation or acquisition provided that if no Incipient Event of Default or Event of Default shall have occurred and be continuing, the Lender will release the Guaranty of a Guarantor and any unapplied Collateral from such Guarantors within five Business Days from the receipt of the written request of the Borrower in the form of an officer's certificate if such officer's certificate shall certify that no Incipient Event of Default or Event of Default shall have occurred and be continuing and either, (i) the stock of such Subsidiary is sold or transferred by the Borrower and such Guarantor ceases to be a Subsidiary or (ii) all or substantially all of the assets of such Guarantor are sold or transferred and such Subsidiary has ceased or then ceases to be a Material Subsidiary, so long as, in each case under the foregoing (i) and (ii) any outstanding over advance, if any, pursuant to Section 2(d) is concurrently repaid or such Guarantor is Galveston Bay Processing Corporation, and (i) substantially all of the assets of such Subsidiary are sold, transferred, mortgaged or collaterally assigned or (ii) release is requested in connection with a GB Facility Financing made in compliance with Section 6.3 of the Oil & Gas Credit Facility;

         (k) within 60 days following the Closing Date, deliver to Lender lien search reports, in form and substance satisfactory to Lender and its counsel, on the properties of Borrower located in the counties listed in Section 8(j) of this Agreement (to the extent not delivered to Lender on the Closing Date) and evidencing that the Liens of the Lender on the Collateral have the lien priority specified in Section 7(a) hereof.

         (l) Financial Covenants.

              (i) Consolidated Coverage Ratio. Not permit Consolidated Coverage Ratio for Borrower and its Subsidiaries on a consolidated basis at the end of each fiscal quarter with respect to the immediately preceding fiscal period set forth below (ending on the last day of such fiscal quarter) to be less than Consolidated Coverage Ratio set forth below as corresponds to the applicable fiscal period:




                   Period                           Coverage Ratio
                   ------                           --------------
               One quarter ended 4/30/00              .33 to 1
               Two quarters ended 7/31/00             .40 to 1
               Three quarters ended 10/31/00          .45 to 1

               Four Quarters Ended

               1/31/01                                .50 to 1
               4/30/01                                .55 to 1
               7/31/01                                .60 to 1
               10/31/01                               .65 to 1
               1/31/02                                .70 to 1
               4/30/02                                .75 to 1
               7/31/02                                .80 to 1
               10/31/02                               .85 to 1
               1/31/03                                .90 to 1
               4/30/03                               1.00 to 1
               7/31/03                               1.10 to 1
               10/31/03                              1.20 to 1
               1/31/04 and thereafter to             1.25 to 1
                           the end of the Term


              (ii) Consolidated Net Income. Not permit the sum of (i) Consolidated Net Income for Borrower and its Subsidiaries on a consolidated basis plus (ii) dividend requirements of Borrower and its consolidated Subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to Preferred Stock paid, accrued, or scheduled to be paid or accrued during each period set forth below (in each case to the extent attributable to such period and excluding items eliminated in consolidation) at the end of each fiscal quarter with respect to the immediately preceding fiscal period set forth below (ending on the last day of such fiscal quarter) to be less than the amount set forth below as corresponds to the applicable fiscal period:



               Fiscal Period                         Net Income
               -------------                         ----------

               One quarter ended 4/30/00             ($12,000,000)
               Two quarters ended 7/31/00            ($25,000,000)
               Three quarters ended 10/31/00         ($38,000,000)



               Four Quarters Ended
               -------------------
               1/31/01                               ($40,000,000)
               4/30/01                               ($37,500,000)
               7/31/01                               ($35,000,000)
               10/31/01                              ($32,500,000)
               1/31/02                               ($30,000,000)
               4/30/02                               ($27,500,000)
               7/31/02                               ($25,000,000)
               10/31/02                              ($22,500,000)
               1/31/03                               ($20,000,000)
               4/30/03                               ($15,000,000)
               7/31/03                               ($10,000,000)
               10/31/03                              ($ 5,000,000)
               1/31/04 and thereafter to             0
                              the end of the Term


         (iii) Consolidated EBITDA Not permit Consolidated EBITDA for Borrower and its Subsidiaries on a consolidated basis at the end of each fiscal quarter with respect to the immediately preceding fiscal period set forth below (ending on the last day of such fiscal quarter) to be less than the consolidated EBITDA set forth below as corresponds to the applicable fiscal period:


               Fiscal Period                         EBITDA
               -------------                         ------

               One quarter ended 4/30/00             $18,000,000
               Two quarters ended 7/31/00            $38,000,000
               Three quarters ended 10/31/00         $60,000,000

               Four Quarters Ended

               1/31/01                               $80,000,000
               4/30/01                               $82,500,000
               7/31/01                               $85,000,000
               10/31/01                              $87,500,000
               1/31/02                               $90,000,000
               4/30/02                               $92,500,000
               7/31/02                               $95,000,000
               10/31/02                              $97,500,000
               1/31/03                               $100,000,000
               4/30/03                               $102,500,000
               7/31/03                               $105,000,000
               10/31/03                              $107,500,000
               1/31/04 and thereafter to             $110,000,000
                       the end of the Term

         (iv) Upon the repayment in full of all obligations of Borrower under the Oil & Gas Credit Facility and the irrevocable termination thereof, Borrower and Lender shall use good faith efforts to reset the financial covenants set forth in this Section 13(l) to levels satisfactory to Borrower and Lender and pursuant to a mutually acceptable amendment to this Agreement, provided, however, until Borrower and Lender have so agreed, the financial covenants set forth herein shall continue in full force and effect.

         (m) Dismissal of Appeals. Borrower shall use commercially reasonable efforts to have dismissed any presently pending appeals filed to the Confirmation Order, including, without limitation such appeal pending by High River Limited Partnership in the United States District Court, Southern District of Texas, and shall immediately make application to have such appeals dismissed on the grounds of mootness.

         14. Power of Attorney. Borrower hereby appoints Lender (or any other Person whom Lender may designate as its attorney) with power to: (i) endorse Borrower's name on any uniform commercial code financing statements, any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession; (ii) sign Borrower's name on any invoice or bill of lading relating to any Receivables, drafts against Customers, schedules and notices of assignment financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through Customs; (v) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (vi) on or after the occurrence and during the continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and to receive, open and dispose of all mail addressed to Borrower. Each of Borrower and each Guarantor hereby ratifies and approves all acts of the attorney-in-fact permitted pursuant to this Section 14. Neither Lender nor the attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made by Lender in good faith and in the absence of willful misconduct and gross negligence. This power, being coupled with an interest, is irrevocable so long as any Receivable in which Lender has a security interest remains unpaid and until the Obligations have been fully satisfied.

         15. Expenses. Borrower shall pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Borrower shall also pay all of Lender's out-of-pocket costs and expenses, including without limitation reasonable fees and disbursements of counsel retained or employed by Lender, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Lender's obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Lender's Liens hereunder as valid perfected security interests, (c) any attempt to protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) after the occurrence and during the continuance of an Event of Default, any consultations in connection with any of the foregoing and (e) subject to the cost limitations of Section 5(b)(iii) for any period during which an Event of Default does not exist any attempt to inspect or verify any Collateral. Borrower shall also pay Lender's then standard price for furnishing Borrower or any Guarantor or their respective designees copies of any statements, records, files or other data (collectively, "Reports") requested by Borrower or any Guarantor or their respective designees, other than reports of the kind furnished to Borrower and the Guarantors and Lender's other borrowers on a regular, periodic basis in the ordinary course of Lender's business. Borrower shall also pay Lender's customary bank charges, including, without limitation, all wire transfer fees incurred by Lender, for all bank services performed or caused to be performed by Lender for Borrower or any Guarantor at its request. All such costs and expenses together with all filing, recording and search fees, reimbursable taxes and interest payable by Borrower or any Guarantor to Lender shall be payable on demand and shall be secured by the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower or any Guarantor and Lender (other than any franchise taxes or income taxes imposed on or measured by the net income, assets, net worth or shareholders' capital of the Lender or any lending office of the Lender) which Lender is or may be required to withhold or pay, each of Borrower and each Guarantor agrees to indemnify and hold Lender harmless in respect of such taxes, and each of Borrower and each Guarantor will repay to Lender the amount of any such taxes paid by Lender, which shall be charged to Borrower's account; and until Borrower or such Guarantor shall furnish Lender with indemnity therefor (or supply Lender with evidence satisfactory to it that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to Borrower's or such Guarantor's credit (but only to the extent of the amount of such taxes, penalties and interest) and Lender shall retain its security interests in any and all Collateral. Each of Borrower and each Guarantor hereby acknowledges that Lender shall not be liable in any manner whatsoever for any selling expenses, orders, purchases or contracts of any kind resulting from any transaction between Borrower or any Guarantor and any other Person and each of Borrower and each Guarantor hereby indemnifies and holds Lender harmless with respect thereto, which indemnity shall survive termination of this Agreement.

         16. Assignment By Lender. (a) Lender, subject to clause (b) below, may at any time and from time to time assign this Agreement or any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Lender's rights with respect to the interest so assigned. Upon such transfer, Lender shall be released from all responsibility with respect to the interest so assigned (from the effective date of such assignment forward) and for the Collateral to the extent same is assigned to any transferee and Borrower shall have no further obligations to Lender with respect to the interests so assigned, provided such transferee has assumed all of Lender's responsibilities and obligations with respect to the interest and Collateral so assigned. Lender, subject to clause (b) below, may from time to time sell or otherwise grant participations in any of the Obligations to any bank, finance company, insurance company, or other financial services company, and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that the Lender will not agree to any modification, amendment or waiver of this Agreement that (i) increases the Maximum Loan Amount, (ii) decreases the interest rate applicable to Revolving Credit Advances or (iii) releases Collateral (other than, in each instance, as expressly permitted or allowed by this Agreement or the applicable Ancillary Document) without the consent of the participant. Borrower agrees that each such holder may exercise any and all rights of banker's lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Borrower were directly indebted to such holder in the amount of such participation.

         Notwithstanding anything to the contrary in clause (a) above, unless an Event of Default shall have occurred and during the continuance thereof, no Lender shall (i) sell, without the prior written consent of Borrower, a participating interest or (ii) sell, assign or transfer any part of its rights hereunder to any Person listed on Schedule 16(b) or to a direct competitor of the Borrower or any Guarantor or to a Person engaged as one of its principal activities in a Related Business.

         17. Waivers. Borrower waives presentment and protest of any instrument and notice thereof, notice of default (except as expressly required hereunder), notice of intent to accelerate, notice of acceleration and, to the extent permitted under applicable law, all other notices to which it might otherwise be entitled.

         18. Term of Agreement. (a) This Agreement shall continue in full force and effect until the expiration of the Term. The Term may be extended for successive periods of one (1) year upon the request of Borrower, at least ninety
(90) days prior to the expiration of the initial Term or any renewal Term and the consent of Lender at least forty-five (45) days prior to such expiration.

         (b) Notwithstanding the foregoing, but subject to the other terms and provisions of this Section 18, upon at least ten (10) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until Borrower has paid all of the Obligations in immediately available funds.

         (c) At the effective date of any such termination by Borrower or if this Agreement is otherwise deemed terminated upon an Event of Default under
Section 19(i) of this Agreement, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Ancillary Agreements), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to $600,000 if termination occurs prior to March 15, 2001; $400,000 if termination occurs during the period from March 15, 2001 through March 14, 2002; $200,000 if termination occurs during the period from March 15, 2002 through March 14, 2003; $150,000 if termination occurs during the period March 15, 2003 through March 14, 2004 and $100,000 if termination occurs after March, 2004 and before the 30th day prior to the end of the Term.

         (d) All of the Obligations shall be forthwith due and payable upon any termination of this Agreement. Except as otherwise expressly provided for in this Agreement or the Ancillary Documents, no termination or cancellation (regardless of cause or procedure) of this Agreement or any of the other Ancillary Agreements shall in any way affect or impair the rights, powers or privileges of Lender or the obligations, duties or liabilities of Borrower, the Guarantors or Lender in any way relating to any transaction or event occurring prior to such termination or cancellation. All of the undertakings, agreements, consents, warranties or representations of Borrower, or the Guarantors contained in this Agreement or any of the other Ancillary Agreements shall survive termination or cancellation of this Agreement and the other Ancillary Agreements and Lender shall retain its Liens in the Collateral and all of its rights and remedies under this Agreement and the other Ancillary Agreements notwithstanding such termination or cancellation until all of the Obligations have been paid in full, in immediately available funds. Upon payment in full of all Obligations and the termination of this Agreement, the Liens granted herein and in the other Ancillary Agreements shall terminate, all rights to the Collateral shall revert to the Borrower or the respective Guarantors, as the case may be, and the Lender will, at the Borrower's expense, execute and deliver to the Borrower and each Guarantor, as the case may be, such documents as the Borrower or such Guarantor shall request to evidence such termination; provided, however, that notwithstanding the foregoing, such termination and reversion, and the delivery of such documents evidencing such termination, shall be subject to the conditions precedent that Borrower and the Guarantors and any Person whose loans to Borrower are used in whole or in part to satisfy the Obligations shall first have executed an agreement indemnifying Lender from any loss or damage Lender may incur as the result of dishonored checks or other items of payment received by Lender from Borrower, the Guarantor or any Customer and applied to the Obligations.

         (e) It is understood that Borrower may elect to terminate this Agreement in its entirety only; no section or lending facility may be terminated singly.

         19. Events of Default. The occurrence of any of the following shall constitute an Event of Default:


         (a) failure to make payment of any of the Obligations when required hereunder;

         (b) failure by Borrower to perform or observe any term or covenant in
Section 13 of this Agreement (other than Section 13(l) which failure shall constitute an Event of Default upon the occurrence thereof) and such failure or breach shall continue for ten (10) days after the occurrence thereof.

         (c) Borrower or any Subsidiary or any Guarantors shall fail to perform under and/or commit any breach of this Agreement or any Ancillary Agreement to which it is a party, or all or any of them, (which failure or breach is not otherwise an Event of Default under this Section 19) and such failure or breach shall continue for thirty (30) days after written notice from Lender to Borrower or such Subsidiary or Guarantor.

         (d) occurrence of a default under any agreement to which (i) Borrower is a party with third parties which default has a material adverse effect upon Borrower's and its Subsidiaries' business, operations, property or condition (financial or otherwise, including, without limitation, all leases for premises where inventory is located), taken as a whole, or (ii) any Subsidiary or Guarantor of Borrower is a party with third parties which default has a material adverse effect upon Borrower's and its Subsidiaries' business, operations, property or condition (financial or otherwise), taken as a whole.

         (e) any representation, warranty or statement made by Borrower or any Subsidiary or the Guarantor hereunder, in any Ancillary Agreement to which it is a party, any written certificate; statement or document delivered by Borrower or such Subsidiary or Guarantor pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should be false or misleading in any material respect when made or deemed made;

         (f) an attachment or levy is made upon any of Borrower's or any Subsidiary's or Guarantor's assets having an aggregate value in excess of $1,000,000, or a judgment is rendered either against Borrower or any Subsidiary or Guarantor or any of their property involving a liability of more than $1,000,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

         (g) any change in Borrower's or any Guarantor's condition or affairs (financial or otherwise) which in Lender's good faith opinion, acting reasonably, materially impairs the Collateral or the ability of Borrower to perform its Obligations;

         (h) any Lien on the Collateral (other than Inventory which is not a material portion of the Inventory) created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien on the Collateral having a first priority interest except for Permitted Liens;

         (i) Borrower or any Subsidiary or Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or
(vii) take any action for the purpose of effecting any of the foregoing;

         (j) Borrower or any Subsidiary or Guarantor shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present businesses;

         (k) a default by Borrower or any Subsidiary or Guarantor in the payment, when due (after any applicable grace period, or extension for the payment thereof), of any principal of or interest on any Indebtedness having a principal amount, individually or in the aggregate, in excess of $500,000, except so long as the holder or holders of such Indebtedness shall have waived such default;

         (l) if any Guarantor (i) attempts to terminate (other than as permitted hereunder) or (ii) challenges the validity of, or its liability under, any Guaranty;

         (m) should any Guarantor default in the payment of any of its payment obligations under the Guaranty and such default shall continue for a period of ten (10) days hereunder or under the

Guaranty or if any proceeding shall be brought to challenge the validity, binding effect of this Agreement or the Guaranty, or should this Agreement or the Guaranty cease to be a valid, binding and enforceable obligation of a Guarantor;

         (n) the occurrence and continuation of any Event of Default under the Indenture unless waived thereunder;

         (o) the occurrence and continuation of any Event of Default under the O&G Credit Facility unless waived thereunder.

         20. Remedies. Upon the occurrence of an Event of Default pursuant to
Section 19(i), all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated; upon the occurrence and continuation of any other of the Events of Default, Lender shall have the right to demand repayment in full of all Obligations, whether or not otherwise due. Until all Obligations have been fully satisfied, Lender shall retain its security interest in all Collateral. Lender shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction, and under other applicable law, all other legal and equitable rights to which Lender may be entitled, including without limitation, the right to take immediate possession of the Collateral, to require each of Borrower and each Guarantor to assemble the Collateral, at its expense, and to make it available to Lender at a place designated by Lender which is reasonably convenient to all parties and to enter any of the premises of Borrower or such Guarantor or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of Borrower or such Guarantor, Borrower or such Guarantor, as the case may be, agrees not to charge Lender for storage thereof. Further, Lender may, at any time or times after the occurrence and during the continuance of an Event of Default, sell and deliver all Collateral held by or for Lender at public or private sale for cash, upon credit or otherwise, at such commercially reasonable prices and upon such commercially reasonable terms as Lender, in Lender's sole discretion, deems advisable or Lender may otherwise recover upon the Collateral in any commercially reasonable manner as Lender, in its sole discretion, deems advisable. Except as to that part of the Collateral which is perishable or threatens to decline speedily in nature or is of a type customarily sold on a recognized market, the requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower and the Guarantors at their respective addresses as shown in Lender's records, at least ten (10) days before the time of the event of which notice is being given. Lender may be the purchaser at any sale, if it is public. The proceeds of sale shall be applied first to all costs and expenses of sale, including all reasonable attorneys' fees, and second to the payment (in whatever order Lender elects) of all Obligations. Lender will return any excess to the Borrower or such Guarantor, as the case may be, and the Borrower and the Guarantors shall remain liable to Lender for any deficiency to the extent not prohibited by applicable law.

         21. Waiver Cumulative Remedies. Failure by Lender to exercise any right, remedy or option under this Agreement or any supplement hereto or any other agreement between Borrower or any Guarantor, or any or all of them, and Lender or delay by Lender in exercising the same, will not operate as a waiver; no waiver by Lender will be effective unless it is in writing and then only to the extent specifically stated. Lender's rights and remedies under this

Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have.

         22. Application of Payments. Each of Borrower and each Guarantor irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on Borrower's behalf and each of Borrower and each Guarantor hereby irrevocably agrees that following an Event of Default Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against Borrower's Obligations and any Guarantor's obligations under the Guaranty in such manner as Lender may deem advisable notwithstanding any entry by Lender upon any of Lender's books and records.

         23. Depository Accounts. Any payment received by Borrower or any Guarantor on account of any Collateral shall be held by it in trust for Lender and shall promptly be delivered in kind to Lender or deposited into a cash collateral account at such bank as Lender may designate for application to payment of the Obligations. Each of Borrower and each Guarantor shall also execute such further documents as Lender may deem necessary to establish such an account and Lender's dominion and control over all funds deposited in such account.

         24. Lock Box Accounts. Borrower shall instruct all of its Customers to make such payments on account of Borrower's Receivables to, if by wire, Bank of New York, 48 Wall Street, New York, New York, ABA #021-0000-18 for credit to TransTexas Gas Corporation Account #809-065-3114, and if by mail, to P.O. Box 730086, Dallas, TX 75373-0086, or, if notified by Lender to Borrower, to an account under Lender's dominion and control at such bank as Lender may designate. Borrower shall also execute such further documents as Lender may deem necessary to establish such an account and Lender's dominion and control over all funds deposited in such account.

         25. Revival. Each of Borrower and each Guarantor further agrees that to the extent Borrower or such Guarantor makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

         26. Notices. Any notice or request hereunder may be given to Borrower, each Guarantor or Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this paragraph. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, or by overnight courier or by telecopy (with electronic confirmation of same). Notices and requests shall be, in the case of those by mail or overnight courier, deemed to have been given when deposited in the mail or with the overnight courier, and, in the case of a telecopy, when confirmed electronically.

         Notices shall be provided as follows:


         If to the Lender:     GMAC Commercial Credit LLC
                               1290 Avenue of the Americas
                               New York, New York 10104
                               Attention:        Jack MacGowan
                               Telephone:        (212) 408-7531
                               Telecopy:         (212) 408-4384

         If to TransTexas:     TransTexas Gas Corporation
                               1300 North Sam Houston Parkway East, Suite 310
                               Houston, Texas 77032-2949
                               Attention:        Ed Donahue
                               Telephone:        (281) 987-8600
                               Telecopy:         (281) 986-8877

         27. Governing Law; Consent to Exclusive Jurisdiction and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. LENDER SHALL HAVE THE RIGHTS AND REMEDIES OF A SECURED PARTY UNDER APPLICABLE LAW INCLUDING, BUT NOT LIMITED TO, THE UNIFORM COMMERCIAL CODE OF NEW YORK.

         EACH OF BORROWER AND EACH GUARANTOR HEREBY AGREES THAT ALL ACTIONS AND PROCEEDINGS RELATING DIRECTLY OR INDIRECTLY TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO WHICH BORROWER OR SUCH GUARANTOR IS A PARTY OR ANY OBLIGATIONS SHALL BE LITIGATED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, AT LENDER'S OPTION, IN ANY OTHER COURT OF COMPETENT JURISDICTION LOCATED IN NEW YORK STATE AS LENDER MAY SELECT EXCEPTING ONLY THAT LENDER MAY BRING AN ACTION WHENEVER IT MAY BE NECESSARY TO PROTECT ITS RIGHTS IN COLLATERAL. EACH OF BORROWER AND EACH GUARANTOR HEREBY FURTHER AGREES THAT SUCH COURTS ARE CONVENIENT FORUMS AND EACH OF BORROWER AND EACH GUARANTOR HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS. IT IS THE EXPRESS INTENT OF THE PARTIES HERETO TO CONFINE ALL SUCH ACTIONS AND PROCEEDINGS TO COURTS LOCATED WITHIN THE STATE OF NEW YORK EXCEPTING ONLY TO SUITS BY LENDER TO PROTECT ITS RIGHTS TO ITS COLLATERAL AS PREVIOUSLY SET FORTH, AND EACH OF BORROWER AND EACH GUARANTOR HEREBY WAIVES ANY AND ALL PROCEDURAL RIGHTS OR DEVICES INSOFAR AS SUCH RIGHTS OR DEVICES WOULD PREVENT OR INTERFERE WITH THE REALIZATION OF THAT INTENT.

         EACH OF BORROWER AND EACH GUARANTOR HEREBY AGREES NOT TO JOIN ANY CLAIM AGAINST LENDER WITH ANY CLAIM AGAINST ANY OTHER PERSON OR ENTITY (OTHER THAN ANY TRANSFEREE OR ASSIGNEE UNDER SECTION 16), AND EACH OF BORROWER AND EACH GUARANTOR HEREBY AGREES THAT ANY SUCH JOINDER OF CLAIMS SHALL BE DEEMED TO BE FRAUDULENT PER SE. IN THE EVENT ANY CLAIM AGAINST LENDER IS JOINED WITH ANY CLAIM AGAINST ANY OTHER PERSON OR ENTITY (OTHER THAN ANY

TRANSFEREE OR ASSIGNEE UNDER SECTION 16), EACH OF BORROWER AND EACH GUARANTOR HEREBY AGREES THAT UPON DEMAND BY LENDER THEY SHALL TAKE ALL STEPS NECESSARY TO SECURE THE SEVERANCE OF SUCH CLAIMS. EACH OF BORROWER AND EACH GUARANTOR FURTHER AGREES THAT VENUE IN THE COURTS OF ANY STATE OTHER THAN THE STATE OF NEW YORK (INCLUDING THE STATE OF TEXAS) IS INCONVENIENT FOR LENDER AND THAT TRANSFER OF VENUE TO THE COUNTY OF NEW YORK, NEW YORK IS APPROPRIATE UNDER THE DOCTRINE OF FORUM NON CONVENIENS.

         EACH OF BORROWER AND EACH GUARANTOR, WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS APPEARING ON LENDER'S RECORDS, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED TWO
(2) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

         ALL THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER OR A GUARANTOR, OR BOTH, AND LENDER. BORROWER AND EACH GUARANTOR WAIVES THE RIGHT TO ASSERT IN ANY ACTION OR PROCEEDING WITH REGARD TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE OBLIGATIONS ANY OFFSETS OR COUNTERCLAIMS (OTHER THAN COMPULSORY COUNTERCLAIMS) WHICH THEY MAY HAVE.

         EACH OF BORROWER AND EACH GUARANTOR ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 27 ARE A MATERIAL INDUCEMENT TO THE LENDER TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY DOCUMENTS AND THAT IN LIGHT OF THE VOLUME AND NATURE OF LITIGATION THAT BORROWER AND ITS AFFILIATES HAVE BEEN INVOLVED IN, IF BORROWER AND THE GUARANTORS HAD NOT AGREED TO THE FOREGOING, LENDER WOULD NOT HAVE ENTERED INTO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS.

         EACH OF BORROWER AND EACH GUARANTOR FURTHER ACKNOWLEDGES THAT IT HAS REVIEWED THIS SECTION WITH, AND HAS HAD THE ADVICE OF, COMPETENT LEGAL COUNSEL OF ITS OWN CHOOSING, WITH RESPECT TO THIS SECTION.

         28. Limitation of Liability. Borrower acknowledges and understands that in order to assure repayment of the Obligations hereunder Lender may be required to exercise any and all of Lender's rights and remedies hereunder and agree that neither Lender nor any of Lender's agents shall be liable for acts taken or omissions made in connection therewith except for actual bad faith, gross negligence or willful misconduct.

         29. Entire Understanding. This Agreement and the Ancillary Agreements contain the entire understanding between Borrower, the Guarantors and Lender and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by the Borrower's, the Guarantor's or Lender's respective officers.

         30. Modification. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

         31. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

         32. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

         33. Confidentiality. Lender agrees that it will use reasonable efforts not to disclose (other than to its employees, affiliates, auditors or counsel or to any other party hereto provided that such employees, affiliates, auditors or counsel are informed of this confidentiality provision and agree to be bound hereby) any information with respect to the Borrower or the Subsidiaries which is furnished pursuant to this Agreement or any other Ancillary Agreement executed pursuant hereto, without the prior written consent of the Borrower or the Subsidiaries, as applicable, provided that the foregoing shall not apply to, and Lender may disclose any such information (a) as has become generally available to the public by no fault of Lender, (b) to any of its examiners or as may be required by any municipal, state or Federal regulatory body having or claiming to have jurisdiction over Lender or by the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in response to any summons or subpoena issued by any court having jurisdiction over Lender, (d) in order to comply with any law, order, regulation or ruling applicable to Lender, (e) to any prospective transferee or participant consented to by Borrower (which consent will not be unreasonably withheld or delayed) in connection with any contemplated transfer of any interest herein by Lender in accordance with Section 16, provided, that such prospective transferee or participant (other than an Affiliate of Lender) executes an agreement with the Borrower containing provisions substantially identical to those contained in this Section 33, (f) with the prior written authorization of the Borrower or the Subsidiaries, as applicable, (g) already known by, or in the possession of Lender without restrictions on the disclosure thereof at the time such information was received by Lender or (h) in connection with the exercise of any remedies by Lender.

         34. Guarantee.

         (a) Guaranty. Each Guarantor jointly and severally unconditionally guaranties to each Lender the prompt payment when due (whether by acceleration or otherwise) of all present and future Obligations, and irrespective of the genuineness, validity, regularity or enforceability of such Obligations, or of any instrument evidencing any of the Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of the Obligations in any case commenced by or against Borrower under Title 11, United States Code, including, without limitation, post-petition interest, fees, costs and charges that would have accrued or been added to the Obligations but for the commencement of such case.

         (b) No Impairment. Agent may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of any Guarantor, extend the time of payment of, exchange or surrender any collateral for, renew or extend any of the Obligations or increase or decrease the interest rate thereon, and may also make any agreement with Borrower or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between any Lender and Borrower or any such other party or Person, or make any election of rights any Lender may deem desirable under the United States Bankruptcy Code, as amended, or any other federal or state bankruptcy, reorganization, moratorium or insolvency law relating to or affecting the enforcement of creditors' rights generally (any of the foregoing, an "Insolvency Law") without in any way impairing or affecting the obligations of Guarantors hereunder. The obligations of Guarantors hereunder shall be effective regardless of the subsequent incorporation, merger or consolidation of Borrower, or any change in the composition, nature, personnel or location of Borrower and shall extend to any successor entity to Borrower, including a debtor in possession or the like under any Insolvency Law.

         (c) Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement and/or any other document, instrument or agreement creating or evidencing the Obligations, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Borrower with respect thereto. Each Guarantor hereby knowingly accepts the full range of risk encompassed within a contract of "continuing guaranty" which risk includes the possibility that Borrower will contract additional indebtedness for which such Guarantor may be liable hereunder after Borrower's financial condition or ability to pay its lawful debts when they fall due has deteriorated, whether or not Borrower has properly authorized incurring such additional indebtedness. Each Guarantor acknowledges that (i) no oral representations, including any representations to extend credit or provide other financial accommodations to Borrower, have been made by Agent or any Lender to induce such Guarantor to enter into this Agreement and (ii) any extension of credit to Borrower shall be governed solely by the provisions of this Loan Agreement and the Ancillary Agreements. The liability of each Guarantor under this Agreement shall be absolute and unconditional, in accordance with its terms, and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of this Agreement and the Ancillary Agreements or any other instruments or agreements relating to the Obligations or any assignment or transfer of any thereof; (b) any lack of validity or enforceability of any of this Agreement, the Ancillary Agreements or any assignment or transfer of any thereof; (c) any furnishing of any additional security to Agent and Lenders or its assignees or any acceptance thereof or any release of any security by Agent and Lenders or its assignees; (d) any limitation on any party's liability or obligation under this Agreement, the Ancillary Agreements or any other documents, instruments or agreements relating to the Obligations or any assignment or transfer of any thereof or any invalidity or unenforceability, in whole or in part, of any such document, instrument or agreement or any term thereof; (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Borrower, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not the undersigned shall have notice or knowledge of any of the foregoing; (f) any exchange, release or nonperfection of any Collateral, or any release, or amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Obligations; or (g) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor. Any amounts due from any Guarantor to Agent and Lenders shall bear interest until such amounts are paid in full at the highest rate then applicable to the Obligations.

         (d) Waivers. (i) This is a guaranty of payment and not of collection. Neither Agent nor any Lender shall be under any obligation to institute suit, exercise rights or remedies or take any other action against Borrower or any other person liable with respect to any of the Obligations or resort to any collateral security held by it to secure any of the Obligations as a condition precedent to any Guarantor being obligated to perform as agreed herein and each Guarantor hereby waives any and all rights which it may have by statute or otherwise which would require Agent or any Lender to do any of the foregoing. Each Guarantor further consents and agrees that Lender shall not be under any obligation to marshal any assets in favor of any Guarantor, or against or in payment of any or all of the Obligations. Each Guarantor hereby waives all rights of suretyship. Each Guarantor hereby waives any rights to interpose any defense, counterclaim or offset of any nature and description (other than affirmative defenses and compulsory counterclaims) which it may have or which may exist between and among Agent, any Lender, Borrower and/or any Guarantor with respect to any Guarantor's obligations hereunder, or which Borrower may assert on the underlying debt, including but not limited to failure of consideration, breach of warranty, fraud, payment (other than cash payment in full of the Obligations), statute of frauds, bankruptcy, infancy, statute of limitations, accord and satisfaction, and usury.

               (ii) Each Guarantor further waives (i) notice of the acceptance of this Agreement, of the making of any such loans or extensions of credit, and of all notices and demands of any kind to which such Guarantor may be entitled, including, without limitation, notice of adverse change in Borrower's financial condition or of any other fact which might materially increase the risk of any Guarantor and (ii) presentment to or demand of payment from anyone whomsoever liable upon any of the Obligations, protest, notices of presentment, non-payment or protest and notice of any sale of collateral security or any default of any sort.

         (e) Payments from Guarantor. Agent, with or without notice to any Guarantor, may apply on account of the Obligations any payment from any Guarantor or any other guarantor, or amounts realized from any security for the Obligations.

         (f) No Termination. This is a continuing irrevocable guaranty and shall remain in full force and effect and be binding upon each Guarantor and each Guarantor's successors and assigns, until all of the Obligations have been paid in full and this Agreement has been terminated or until the Guaranty is released or terminated in accordance with the terms of this

Agreement. If any of the present or future Obligations are guaranteed by Persons in addition to Guarantors, the death, release or discharge in whole or in part or the bankruptcy, merger, consolidation, incorporation, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of any Guarantor hereunder.

         (g) Recapture. Anything in this Agreement to the contrary notwithstanding, if Agent or any Lender receives any payment or payments on account of the liabilities guarantied hereby, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, or any other party under any Insolvency Law, common law or equitable doctrine, then to the extent of any sum not finally retained by Agent or any Lender, each Guarantor's obligations to Agent or such Lender shall be reinstated and this Agreement shall remain in full force and effect (or be reinstated) until payment shall have been made to Lender, which payment shall be due on demand.

         (h) Contribution. In order to provide for just and equitable contribution among the guarantors, the guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a "Funding Guarantor") under the Guaranty, such Funding Guarantor shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging Borrower's obligations with respect to the Obligations or any other Guarantor's obligations with respect to the Guaranty.

         35. Disposition of Certain Collateral Without Requesting Release. Borrower or its Subsidiaries may, so long as an Event of Default shall not have occurred and be continuing or would exist after giving effect thereto and without requesting or receiving the consent of Lender, make cash payments (including repayments of Indebtedness permitted to be incurred hereby) that are not otherwise prohibited by this Agreement, provided, however, Borrower shall not dispose of or transfer any Collateral included in Receivables Availability or Inventory Availability or make any payment if after giving effect thereto an Overadvance shall exist.

          36.  Requesting Release of Collateral.

               (a) Upon receipt of a Release Request, Agent shall execute and deliver, within five Business Days from the receipt of such Release Request, any instruments deemed by Borrower to be reasonably necessary or reasonably appropriate to release all or a part of the Collateral from the security interests of Agent, if the provisions of this Section 36 have been complied with. Any such Release Request shall request Lender to execute one or more specifically described release instruments (which release instruments shall accompany such Release Request) and shall certify (i) that no Event of Default has occurred and is continuing and (ii) that no Collateral included in Receivables Availability or Inventory Availability shall be disposed if after giving effect to such disposition on Overadvance shall exist, and (iii) that either (A) the release of the Inventory to be released is required pursuant to, or is required in order to effect compliance with, the Plan or a Plan Order or
(B) the Collateral is Inventory which will be disposed of in compliance with
Section 8(a).


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

               (b) At the request of Borrower Agent shall, in lieu of releasing any Collateral pursuant to this Section 36, execute and deliver a Subordination Agreement with respect to such Collateral in form and substance acceptable to Agent.

         35. 37. Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         36. 38. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

                                                  THIRD AMENDED AND RESTATED
                                                  ACCOUNTS RECEIVABLE MANAGEMENT
                                                  AND SECURITY AGREEMENT

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                                                 GMAC COMMERCIAL CREDIT LLC


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:


                                                 TRANSTEXAS GAS CORPORATION


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:







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